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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Avid Technology, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 25, 2010

Dear Stockholder,

        I am pleased to invite you to attend the 2010 Annual Meeting of Stockholders of Avid Technology, Inc. The annual meeting will be held on Tuesday, May 4, 2010 at 8:00 a.m. EDT, at 776 Boylston Street, Boston, Massachusetts.

        You will find information regarding the business to be conducted at the annual meeting in our notice of annual meeting and proxy statement. We make our proxy materials, including our annual report to stockholders, available over the Internet. Most stockholders will receive a notice of the Internet availability of the proxy materials instead of a printed copy. The notice of Internet availability includes instructions for accessing the proxy materials over the Internet or requesting a printed copy of the proxy materials by mail or an electronic copy by email.

        Beginning this year, your vote is especially important because of a recent regulatory change. If your shares are held by a broker, your broker cannot vote your shares for the election of directors unless you provide voting instructions. In 2009, the U.S. Securities and Exchange Commission approved an amendment to the New York Stock Exchange rules that eliminated broker discretionary voting for the election of directors. This means that your broker no longer has the discretion to vote shares held on your behalf with respect to the election of directors. Therefore, if your shares are held by a broker, please instruct your broker regarding how to vote your shares on the election of directors. This will ensure that your shares are counted with respect to the election of directors.

        Your vote is important regardless of the number of shares that you own. Whether or not you plan to attend the annual meeting, we hope that you will submit your vote by proxy as soon as possible. If you received a notice of Internet availability, you may submit your vote by proxy over the Internet. Alternatively, if you received a printed copy of the proxy materials (including a proxy card) you may submit your proxy vote by mail. Voting by proxy will not affect your right to attend the annual meeting and vote in person should you so choose.

        On behalf of the board of directors, I would like to express our appreciation for your interest in our company. I look forward to greeting many of you at the annual meeting.

                        Sincerely,

                        Gary G. Greenfield
                         Chairman and Chief Executive Officer

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AVID TECHNOLOGY, INC.

One Park West
Tewksbury, MA 01876

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

Meeting Date	Tuesday, May 4, 2010
Time	8:00 a.m., EDT
Location	776 Boylston Street Boston, Massachusetts 02199
Proposals	(1) To elect three Class II Directors to serve for three-year terms
(2) To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year
Consideration will also be given to such other business as may properly come before the meeting or any adjournment thereof.
Board Recommendations	Our board of directors recommends that stockholders vote FOR each of the proposals to be considered and acted upon at the annual meeting.
Record Date	Only stockholders as of the close of business on March 10, 2010 are entitled to notice of, and to vote at, the annual meeting.

By Order of our Board of Directors,

Paige Parisi Corporate Secretary
Tewksbury, Massachusetts March 25, 2010

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AVID TECHNOLOGY, INC.

One Park West
Tewksbury, Massachusetts 01876

PROXY STATEMENT

 INFORMATION ABOUT PROXY MATERIALS, THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

        We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail, in connection with the solicitation of proxies by our board of directors for use at our 2010 Annual Meeting of Stockholders to be held on Tuesday, May 4, 2010 at 8:00 a.m., EDT, and at any postponement(s) or adjournment(s) of the annual meeting. The annual meeting will be held at 776 Boylston Street, Boston, Massachusetts.

What is included in these materials?

        These materials include:

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  this proxy statement (including the Notice of 2010 Annual Meeting of Stockholders); and

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  our 2009 Annual Report to Stockholders for the year ended December 31, 2009.

        If you requested a printed version of these materials by mail, these materials also include a proxy card.

What items will be voted on at the Annual Meeting?

        Stockholders will vote on the following two items at the annual meeting:

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  the election to the board of directors of the three nominees named in this proxy statement (Proposal No. 1); and

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  ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010 (Proposal No. 2).

        We are not aware of any other matters to be presented at our annual meeting. However, if any other matters are properly presented, the persons designated as proxies intend to vote, or otherwise act, on those matters in accordance with their judgment.

What are the board of directors' voting recommendations?

        The board recommends that you vote your shares:

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  "FOR" each of the three nominees to the board of directors (Proposal No. 1); and

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  "FOR" ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010 (Proposal No. 2).

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

        Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a notice of Internet availability of proxy materials, the notice, to our stockholders. All stockholders have the ability to access the proxy materials on the website referred to in the notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed or electronic copy may be found in the notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

        Some brokers or custodians practice "householding" whereby they provide a single copy of proxy materials to multiple stockholders sharing the same household. If you have received proxy materials on a household basis, we will deliver an additional copy of the proxy materials at no charge upon request to: Avid, One Park West, Tewksbury, Massachusetts 01876, Attn: Investor Relations, telephone: (978) 640-3346. If you are receiving proxy materials on a household basis and wish to discontinue doing so, or if you would like to begin receiving proxy materials on a household basis, you should contact your bank or custodian, or you may contact us as described above.

How can I get electronic access to the proxy materials?

        Our proxy materials are available over the Internet. Most of our stockholders will receive a notice of the Internet availability of our proxy materials in lieu of a printed copy of such proxy materials. The notice of Internet availability includes instructions for accessing the proxy materials over the Internet or requesting a printed copy of the proxy materials by mail or an electronic copy by email. It also includes instructions on how stockholders may elect to receive future proxy materials in printed form by mail or electronically by email.

Who may vote at the Annual Meeting?

        Only stockholders of record as of the close of business on March 10, 2010, the record date, are entitled to receive notice of, to attend and to vote at the annual meeting. As of the record date, there were 37,658,819 shares of our common stock, $0.01 par value per share, issued and outstanding. Stockholders are entitled to one vote per share.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

        In certain sections of this proxy statement, we distinguish between stockholders of record and beneficial owners. Most of our stockholders are beneficial owners of shares held in street name.

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  Stockholders of Record.  If your shares are held in your name with our transfer agent, Computershare Investor Services, you are considered the "stockholder of record" of those shares. As a stockholder of record, you will receive the notice of Internet availability or, as applicable, a printed or electronic copy of the proxy materials directly from us.

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  Beneficial Owners of Shares Held in Street Name.  If your shares are held in a brokerage account or by another custodian, you are considered the "beneficial owner" of those shares and the shares are held in "street name" by the broker or custodian, which is the stockholder of record. As a beneficial owner, your broker or custodian will forward to you the notice of Internet availability or, as applicable, a printed or electronic copy of the proxy materials.

How do I vote?

        There are three ways to vote your shares:

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  Over the Internet.  If you receive a notice of Internet availability, or if you receive a printed copy of the proxy materials by regular or electronic mail (including a proxy card), you may submit your vote over the Internet any time prior to 11:59 p.m., EDT, on May 3, 2010 by following the instructions on the notice or proxy card.

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  By Mail.  If you receive a printed copy of the proxy materials (including a proxy card) by mail, you may submit your vote by mail by following the instructions on the proxy card. Please allow sufficient time for mailing as only proxy cards received by us prior to the annual meeting will be deemed valid and counted.

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  In Person.  All stockholders of record may vote in person at the annual meeting. We will give you a ballot when you arrive. Please note, however, that if you are a beneficial owner of shares held in street name, in order to vote your shares in person at the annual meeting, you must obtain a legal proxy from the stockholder of record (which is your broker or custodian) that authorizes you to do so.

        If you receive more than one notice of Internet availability or multiple printed copies of the proxy materials (including multiple proxy cards), in order to vote all of your shares by proxy, you must separately vote over the Internet the shares represented by each notice or complete and return each proxy card. You may receive multiple copies of the notice or proxy materials if, for example, you hold shares in more than one brokerage account or you are a stockholder of record and hold shares registered in more than one name.

What is the quorum requirement for the Annual Meeting?

        The holders of a majority of the shares of our issued and outstanding common stock entitled to vote at the annual meeting constitute a quorum. Shares of common stock represented in person or by proxy (including shares that abstain or do not vote for any reason with respect to one or more of the proposals presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the annual meeting. If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

How are proxies voted?

        All shares represented by valid proxies received prior to the annual meeting will be voted and, where a stockholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder's instructions, which may include FOR, AGAINST and ABSTAIN for all proposals.

What happens if I do not return my proxy?

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  Stockholders of Record.  If you are a stockholder of record and you do not vote over the Internet, by mailing your proxy card or by ballot at the annual meeting, your shares will not be voted.

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  Beneficial Owners of Shares Held in Street Name.  If you are a beneficial owner of shares held in street name and do not vote over the Internet, by mailing your proxy card or by proxy at the annual meeting, under the rules of various securities exchanges, the broker or custodian that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If your broker or custodian that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker or custodian will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares; this is referred to as a "broker non-vote." A broker non-vote may also result if your broker or custodian may, but opts not to, vote your shares on a routine matter for which you have not given instruction.

What happens if I submit my vote by proxy but do not give specific voting instructions with respect to a particular proposal?

        If you sign and return a proxy card without giving specific voting instructions with respect to a particular proposal, the persons designated by us as proxies will vote your shares as recommended by our board of directors.

Which ballot measures are considered "routine" or "non-routine"?

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  Election of Directors (Proposal No. 1).  The election of directors is considered a non-routine matter under applicable rules.

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  Ratification of the appointment of Ernst & Young LLP (Proposal No. 2).  The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010 is considered a routine matter under applicable rules.

What is the voting requirement to approve each of the proposals?

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  Election of Directors (Proposal No. 1).  To be elected, directors must receive a majority of the votes cast (the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that nominee). Prior to the election, each director nominee delivered to the board of directors an irrevocable resignation that will become effective if (i) he does not receive a majority of the votes cast (with "abstentions" and "broker non-votes" not counted as a vote "for" or "against" such nominee's election) and (ii) within 90 days following certification of the stockholder vote the board determines to accept such resignation in accordance with our corporate governance guidelines. We will publicly disclose any such decision by the board of directors with regard to any director's resignation.

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  Ratification of the appointment of Ernst & Young LLP (Proposal No. 2).  Ratification of the selection of Ernst &Young LLP as our independent registered public accounting firm for 2010 requires the affirmative vote of a majority of the votes cast (the number of shares voted "for" the proposal must exceed the number of votes cast "against" the proposal).

How are abstentions and broker non-votes treated?

        Abstentions and broker non-votes will not count as votes FOR or AGAINST any proposal or as votes cast or shares voting on any proposal. Assuming the presence of a quorum, abstentions and broker non-votes will not affect the voting on any of the proposals under consideration by stockholders. Abstentions and broker non-votes will, however, as stated above, be counted as present and entitled to vote for purposes of determining whether a quorum is present at the annual meeting.

Can I change my vote after I have voted?

        If you vote your shares by proxy, you may revoke your proxy at any time before its exercise by re-voting over the Internet, submitting a subsequently dated proxy card, delivering a written revocation to our Corporate Secretary, or voting in person at the annual meeting. If you submit multiple proxies, the last proxy received by us will be the proxy used for purposes of the annual meeting. Voting by proxy will not affect your right to attend the annual meeting and vote in person should you so choose.

Who will serve as the inspector of election?

        Our Director of Investor Relations will serve as the inspector of election.

Where can I find the voting results of the Annual Meeting?

        The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the inspector of election and published in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which the Company is required to file with the SEC by May 10, 2010.

Who is paying for the cost of this proxy solicitation?

        We will bear all costs for this solicitation of proxies. Our directors, officers and employees may solicit proxies by mail, telephone, email, facsimile or personally without additional compensation. We are requesting that brokers and custodians forward the notice of Internet availability or, as applicable, printed copies of the proxy materials to stockholders for whom they hold shares. We will reimburse these entities for their reasonable out-of-pocket distribution expenses.

What is the deadline to propose actions for consideration at the 2011 Annual Meeting of Stockholders?

        Our stockholders may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act. A proposal that a stockholder would like included in our proxy statement for our 2011 Annual Meeting of Stockholders must satisfy all applicable requirements of Rule 14a-8 and must be received by our Secretary at our principal offices in Massachusetts no later than November 25, 2010.

        If a stockholder intends to present a proposal at our 2011 annual meeting, but not include that proposal in our proxy statement, the proposal must be submitted to our Secretary at our principal offices in Massachusetts no later than February 23, 2011, or 60 days before the date of our 2011 annual meeting, whichever is later. We have not yet set a date for our 2011 annual meeting; however, if our 2011 annual meeting is held on May 4, 2011 (the anniversary of our 2010 annual meeting), the deadline for delivery of a proposal would be March 5, 2011.

DIRECTORS

        Set forth below is information regarding each nominee and each continuing director, including information about the specific experience, qualifications, attributes or skills that led the board of directors to conclude that he or she should serve as a director of Avid at the time we file this proxy statement. There are no family relationships among any of our directors and executive officers.

Nominees

Class II Directors (Terms to expire at our 2010 annual meeting)

        Robert M. Bakish, 46, became a director in October 2009. Mr. Bakish has served as the President of MTV Networks International since January 2007. Mr. Bakish is also Chairman of the Board of Viacom 18 (MTV's Indian joint venture) and serves on the boards of MTV's joint ventures with BSkyB and Telecom Italia Media. From 2004 to 2007, Mr. Bakish was Executive Vice President, Operations, of Viacom Enterprises and was responsible for strategic planning and business development, the Viacom Plus Sales Group, IS&T and the Famous Music publishing company. Prior to that, he served as MTV Networks' Executive Vice President and Chief Operating Officer, Advertising Sales and from 2003 to 2005 was Chairman of the Cable Television Advertising Bureau. Previously, Mr. Bakish was also a partner with Booz Allen & Hamilton in its Media and Entertainment practice. The nomination of Mr. Bakish was based on the unique insights he provides to the board relative to the challenges, opportunities and operations of the broadcast industry, as well as his expertise in strategic planning and business development.

        Gary G. Greenfield, 55, our Chairman, President and Chief Executive Officer, joined Avid in December 2007. From 2003 to 2007, Mr. Greenfield served as Chief Executive Officer of GXS, Inc., a provider of business-to-business integration, synchronization and collaboration solutions. During the same period, he also served as an Operating Partner with Francisco Partners, a technology-focused private equity firm. From 2002 to 2003, Mr. Greenfield served as Chief Executive Officer of Peregrine Systems, Inc., an infrastructure management software company, and prior to that, as President and Chief Executive Officer of Merant PLC, a provider of software solutions for enterprise change management. Mr. Greenfield also serves as a director of Novell, Inc. and Vocus, Inc. The nomination of Mr. Greenfield was based on his demonstrated leadership, business skill and operational experience as well as the effective leadership he has demonstrated as our Chairman and Chief Executive Officer, particularly in connection with the transformation strategy he has implemented in our business.

        Louis Hernandez, Jr., 43, became a director in February 2008. Mr. Hernandez is Chairman and Chief Executive Officer of Open Solutions Inc., a provider of enterprise-wide enabling technologies for the financial services marketplace, positions he has held since 2000 and 1999, respectively. Previously, Mr. Hernandez served as Executive Vice President and Chief Financial Officer of RoweCom Inc., an electronic commerce software vendor. Prior to joining RoweCom, Mr. Hernandez served as the Chief Financial Officer and Corporate Secretary for U.S. Medical Instruments, Inc. and worked in the business and advisory services group of Price Waterhouse LLP. Mr. Hernandez also serves as a director of Unica Corporation, HSBC North America Holdings Inc., HSBC USA Inc. and HSBC Bank USA, N.A. The nomination of Mr. Hernandez was based on the valuable perspective he brings to the board of directors as a Chief Executive Officer of a technology company. He is also widely recognized as a leader and innovator in the technology industry.

 Continuing Directors

Class III Directors (Terms to expire at our 2011 annual meeting)

        Elizabeth M. Daley, 67, became a director in February 2005. Dr. Daley has been Dean of the School of Cinematic Arts at the University of Southern California since 1991. Dr. Daley brings an excellent perspective on our business through the experience she has with our customer base, including insights into industry trends gleaned in her capacity as the dean of a major U.S. film school.

        Youngme E. Moon, 45, became a director in September 2005. Dr. Moon has been a professor at Harvard Business School since 1998. Prior to that, Dr. Moon was a professor at the Massachusetts Institute of Technology. Dr. Moon also serves on the Board of Governors of the American Red Cross. Dr. Moon's expertise in innovative consumer and other marketing strategies, in addition to her other business insights, adds significant value to board discussions.

        David B. Mullen, 59, became a director in July 2009. Mr. Mullen is currently an independent consultant. From 2002 until January 2010, he was Executive Vice President and Chief Financial Officer of NAVTEQ (formerly Navigation Technologies), a provider of digital map data for in-vehicle, portable, wireless and enterprise solutions. Mr. Mullen currently serves as a director of eLoyalty Corporation. Our board of directors values Mr. Mullen's extensive financial expertise and experience as a chief financial officer of four public companies, as well as his accomplished history of working with global, public companies in the technology industry.

Class I Directors (Terms to expire at our 2012 annual meeting)

        George H. Billings, 59, became a director in March 2004. Mr. Billings has been the President of Billings & Co., a management consulting firm focused on the wireless communications and related industries, since 1987. Mr. Billings has also served as Chief Operating Officer and Chief Executive Officer of Silicon Wireless, Ltd.; Chief Operating Officer and Vice Chairman of Radio Movil Digital Americas, Inc.; General Manager of the Washington-Baltimore Cellular Telephone Company Partnership (d/b/a Cellular One); and Vice President of Corporate Development of the Communications Satellite Corporation. Mr. Billings contributes diversified skills to our board through his extensive financial, management and operational experience. He has also made extensive contributions as a director and chair of the audit committee, including through his collaboration with our independent auditors and senior management team.

        Nancy Hawthorne, 58, became a director in October 1997 and our Lead Director in January 2008. Ms. Hawthorne has served as Chair and Chief Executive Officer of Clerestory, LLC, a financial advisory and investment firm, since August 2001. Previously, Ms. Hawthorne served as Chief Executive Officer and Managing Partner of Hawthorne, Krauss & Associates, LLC, a provider of consulting services to corporate management, and as Chief Financial Officer and Treasurer of Continental Cablevision. Ms. Hawthorne also serves as a director of the Metropolitan Series Fund, Inc. Having served on our board for over twelve years, Ms. Hawthorne has gained significant knowledge of our business. Ms. Hawthorne's financial, management and outside board experience enhance her contributions to our board. Ms. Hawthorne also offers a unique perspective, having served as interim Chief Executive Officer of Avid from July to December 2008.

        John H. Park, 42, became a director in June 2007. Mr. Park has been a partner of Blum Capital Partners, L.P., a private equity firm, since May 2004. Prior to joining Blum Capital Partners, Mr. Park spent 11 years with Columbia Wanger Asset Management, L.P., where he was a partner and the Portfolio Manager of the Columbia Acorn Select Fund and a Co-Portfolio Manager of the Columbia Acorn Fund. Mr. Park also serves as a director of GlenRose Instruments, Inc. Our board of directors benefits from Mr. Park's demonstrated business acumen gained through extensive private equity and fund investment experience, experience on other public company boards of directors and participation in corporate turn-around efforts. We also benefit from the stockholder perspective he lends as a partner of Blum Capital Partners, L.P., an Avid investor.

 DIRECTOR COMPENSATION

        Our company uses a combination of cash and equity-based compensation to attract and retain individuals to serve on our board of directors. We only compensate outside directors for their service on our board of directors. An outside director is a member of our board of directors who is not:

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  an employee of our company or any subsidiary of our company;

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  a significant stockholder, meaning the beneficial owner of 10% or more of our outstanding common stock; or

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  a stockholder, member or partner of a significant stockholder.

Gary G. Greenfield, our Chairman, President and Chief Executive Officer, and John H. Park, a partner of a significant stockholder of our company, are not outside directors, and therefore, do not receive any compensation for their service on our board of directors.

Cash Compensation for Outside Directors

        Our outside directors are paid the following cash compensation for their service:

  Board of Directors
  Lead Director: $75,000 annual retainer and $6,000 per meeting
  Other Outside Members: $45,000 annual retainer and $3,000 per meeting

  Audit Committee
  Chair: $25,000 annual retainer and $6,000 per meeting
  Other Outside Members: $7,500 annual retainer and $3,000 per meeting

  Compensation Committee
  Chair: $15,000 annual retainer and $6,000 per meeting
  Other Outside Members: $5,000 annual retainer and $3,000 per meeting

  Nominating and Governance Committee
  Chair: $15,000 annual retainer and $6,000 per meeting
  Other Outside Members: $5,000 annual retainer and $3,000 per meeting

  Strategy Committee
  Chair and Outside Members: $500 per meeting

        With the exception of the strategy committee, the amounts listed above were set in February 2008 and took effect on July 1, 2008. Our board of directors met in February 2009 to review and determine compensation for our outside directors and decided not to make any changes to cash compensation. Our board of directors made this determination after reviewing market data from the 2009 Avid Peer Group and third party survey data. For more information on the Avid Peer Group, see the section of our Compensation Discussion and Analysis entitled Other Considerations—Role of Peer Group, Survey Data and Benchmarking.

        On June 17, 2009, our board of directors established a strategy committee. The compensation committee determined compensation for strategy committee members as $500 per meeting attended with no annual retainer.

        Our compensation committee met in February 2010 to review compensation for our outside directors. The compensation committee reviewed third-party survey data, including the 2010 Avid Peer Group and published survey sources. After reviewing the compensation information, our compensation committee concluded that the outside directors' cash and equity compensation is competitive.

Equity Compensation for Outside Directors

        In addition to the cash compensation described above, outside directors are entitled to receive equity compensation. Effective May 21, 2008, the date our stockholders approved our Amended and Restated 2005 Stock Incentive Plan, all equity compensation awarded to outside directors is granted under our Amended and Restated 2005 Stock Incentive Plan. Our board of directors reviews equity compensation for outside directors annually. Previously, outside directors received equity compensation under our 1993 Director Stock Option Plan or our 2005 Stock Incentive Plan, as amended.

        Under our Amended and Restated 2005 Stock Incentive Plan, each outside director is entitled to receive equity compensation subject to the following limits:

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  upon election to our board of directors, an option for up to 15,000 shares of common stock or a restricted stock award or a restricted stock unit award for up to 7,500 shares of common stock; and

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  annually on the date of our annual meeting, if the outside director has served a minimum of six months on our board of directors, an option for up to 15,000 shares of common stock or a restricted stock award or a restricted stock unit award for up to 7,500 shares of common stock.

        In each case, an outside director may receive a combination of awards so long as the total number of shares subject to the aggregate award does not exceed 15,000 shares of common stock, with each share of common stock subject to a restricted stock award or a restricted stock unit award considered two shares of common stock for the purpose of this limitation.

        Grants of options to outside directors are at an exercise price per share equal to the closing price of our common stock on NASDAQ on the grant date. Grants of options to outside directors upon their initial election to our board of directors vest in full twelve months from the grant date. Annual grants of options to outside directors vest in full on the earlier of twelve months from the grant date or the business day prior to the date of the next annual meeting of stockholders following the grant date, unless otherwise specified in the applicable option agreement. Awards of restricted stock and restricted stock units to our outside directors vest in full on the earlier of twelve months from the grant date or the business day prior to the date of the next annual meeting of stockholders following the grant date. Options granted under our 1993 Director Stock Option Plan have a term of six years, those granted under our 2005 Stock Incentive Plan have a term of ten years, and those granted under our Amended and Restated 2005 Stock Incentive Plan have a term of seven years.

Changes to 2009 Equity Compensation for Outside Directors

        In 2008, each of our outside directors was granted under our Amended and Restated 2005 Stock Incentive Plan (i) 1,000 restricted stock units and (ii) an option to purchase 7,000 shares of common stock at an exercise price of $21.77, equal to the closing price of our common stock on NASDAQ on the grant date, May 21, 2008. Our board of directors met in February 2009 to review and determine compensation for our outside directors and decided to increase the equity compensation for our outside directors. On May 28, 2009, the date of our 2009 Annual Meeting of Stockholders, each of our outside directors who had served a minimum of six months on our board of directors received (i) 2,000 restricted stock units and (ii) an option to purchase 7,000 shares of common stock at an exercise price of $14.15, equal to the closing price of our common stock on NASDAQ on the grant date, May 28, 2009. Our board of directors increased the equity compensation for our outside directors after reviewing third-party survey data and outside director compensation data provided by Watson Wyatt, our compensation committee's former independent compensation consultant, and concluding that the outside directors' equity compensation should be increased in order to remain competitive.

Stock Ownership Guidelines for Outside Directors

        Stock ownership guidelines for our outside directors were adopted by our board of directors and became effective on May 24, 2006 to further align the interests of our outside directors with those of our stockholders. Under the guidelines, our outside directors are expected to hold the following number of shares of common stock:

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  at least 10,000 shares of common stock one year after the later of May 24, 2006 or the date the director first receives an option grant; and

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  at least 20,000 shares of common stock three years after the later of May 24, 2006 or the date the director first receives an option grant.

        For purposes of these guidelines, stock ownership includes:

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  restricted stock;

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  shares held in a brokerage account in the name of the director; and

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  shares underlying fully-vested options.

        A director who fails to comply with these stock ownership guidelines will be required to retain future awards of equity compensation until the thresholds are achieved.

        Messrs. Bakish and Mullen have served on our board of directors for less than one year and therefore have not yet reached a measurement date under our stock ownership guidelines. All of our other outside directors have met our stock ownership guidelines. See the section of this proxy statement entitled Security Ownership of Certain Beneficial Owners and Management for more detailed information on the beneficial ownership of our directors.

Non-Qualified Deferred Compensation for Outside Directors

        Our outside directors are eligible to participate in our non-qualified deferred compensation plan, which was established to provide participants with the opportunity to defer the receipt of all or a portion of their director fees. Only one of our directors currently participates in our plan. See the section of this proxy statement entitled Non-Qualified Deferred Compensation for a discussion of our non-qualified deferred compensation plan.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2009

        The following table sets forth a summary of the compensation we paid to our directors for service on our board in 2009. Mr. Greenfield is a Named Executive Officer and, for this reason, is not listed in the following table and does not receive compensation for his services on our board. All of Mr. Greenfield's compensation information for 2009 is reported in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	Restricted Stock Unit Awards(3)	Total
Robert M. Bakish	$ 23,877	$45,576	$29,660	$ 99,113
George H. Billings	$223,500	$49,615	$28,280	$301,395
Elizabeth M. Daley	$156,500	$49,615	$28,280	$234,395
Nancy Hawthorne	$204,500	$49,615	$28,280	$282,395
Louis Hernandez, Jr.	$145,458	$49,615	$28,280	$223,353
Youngme E. Moon	$118,000	$49,615	$28,280	$195,895
David B. Mullen	$ 63,398	$41,096	$24,880	$129,374
John H. Park(4)	—	—	—	—

(1)
For purposes of determining outside director compensation, the term of office for outside directors begins in July and ends the following July, which period does not coincide with our January through December fiscal year. Cash amounts included in the table above represent the portion of the annual board/committee member fees and board/committee chair fees earned during our 2009 fiscal year. See Additional Information about Fees Earned or Paid in Cash in Fiscal Year 2009 below.

(2)
The amount shown represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718—Share-Based Payment, of options granted to each of our outside directors in 2009. The grant date fair value was determined by using the Black-Scholes option pricing model. The grant date fair values for Messrs. Bakish and Mullen differ from the other outside directors because these options were granted to Messrs. Bakish and Mullen on the date each joined our board, October 20, 2009 and July 28, 2009, respectively. The options for the other outside directors were granted on May 28, 2009. As of

  December 31, 2009, the outside directors held options for the following number of shares: Mr. Bakish: 7,000, Mr. Billings: 54,000, Dr. Daley: 44,000, Ms. Hawthorne: 73,689, Mr. Hernandez: 17,000, Dr. Moon: 44,000 and Mr. Mullen: 7,000. Please see Note B, "Summary of Significant Accounting Policies—Accounting for Stock-Based Compensation," to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009 regarding the assumptions and methodologies used to value these options.

(3)
The amount shown represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718—Share-Based Payment, of restricted stock unit awards granted to each of our outside directors in 2009. Except for Messrs. Bakish and Mullen, the grant date fair value was determined by multiplying the total number of shares of common stock underlying the restricted stock units by $14.15, the closing price of our common stock on NASDAQ on the grant date, May 28, 2009 and subtracting $.01 par value per share. For Mr. Bakish, the grant date was October 20, 2009, the date he joined our board, and the corresponding closing price of our common stock was $14.84. For Mr. Mullen, the grant date was July 28, 2009, the date he joined our board, and the corresponding closing price of our common stock was $12.45. As of December 31, 2009, each of the outside directors held 2,000 restricted stock units. Please see Note B, "Summary of Significant Accounting Policies—Accounting for Stock-Based Compensation," to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009 regarding the assumptions and methodologies used to value these restricted stock units.

(4)
As noted above, because Mr. Park is a partner of Blum Capital Partners, L.P., a greater than 10% stockholder, Mr. Park is not an outside director and does not receive compensation for his service on our board.

ADDITIONAL INFORMATION ABOUT FEES EARNED OR PAID IN CASH IN FISCAL YEAR 2009

Name	Annual Retainers	Board/Committee Meeting Fees	Total
Robert M. Bakish(1)	$ 8,877	$ 15,000	$ 23,877
George H. Billings(2)	$75,000	$148,500	$223,500
Elizabeth M. Daley(3)	$57,500	$ 99,000	$156,500
Nancy Hawthorne(4)	$95,000	$109,500	$204,500
Louis Hernandez, Jr.(5)	$56,958	$ 88,500	$145,458
Youngme E. Moon(6)	$55,000	$ 63,000	$118,000
David B. Mullen(7)	$22,398	$ 41,000	$ 63,398
John H. Park(8)	—	—	—

(1)
Mr. Bakish joined our board on October 20, 2009. He did not serve on any committees of the board in 2009.

(2)
Mr. Billings served as the chair of our audit committee and a member of our nominating and governance committee throughout 2009. Mr. Billings also served as the chair of our strategy committee since its inception on June 17, 2009.

(3)
Dr. Daley served as a member of our audit committee and a member of our compensation committee throughout 2009.

(4)
Ms. Hawthorne served as our lead independent director throughout 2009. Ms. Hawthorne also served as the chair of our nominating and governance committee and a member of our compensation committee throughout 2009. Ms. Hawthorne also served as a member of our strategy committee since its inception on June 17, 2009.

(5)
Mr. Hernandez served as a member of our audit committee throughout 2009. He also served as a member of our compensation committee from February 9, 2009 through December 31, 2009. Mr. Hernandez also served as a member of our strategy committee since its inception on June 17, 2009.

(6)
Dr. Moon served as a member of our compensation committee and a member of our nominating and governance committee throughout 2009.

(7)
Mr. Mullen joined our board on July 28, 2009. He served as a member of our audit committee from July 28, 2009 through December 31, 2009.

(8)
As noted above, Mr. Park served as the chair of our compensation committee, and a member of our nominating and governance committee throughout 2009 but did not receive any compensation because he is not an outside director.

EXECUTIVE OFFICERS

        Set forth below are the names and ages of each of our executive officers, the position(s) currently held by each person and the principal occupation held by each person for at least the past five years.

Executive Officer	Age	Position(s) with the Company
Gary G. Greenfield	55	Chairman, President and Chief Executive Officer
Kirk E. Arnold	50	Executive Vice President and Chief Operating Officer
Christopher C. Gahagan	46	Senior Vice President of Products
Glover H. Lawrence	42	Vice President of Corporate Development
Paige Parisi	45	Vice President, General Counsel and Corporate Secretary
Ken Sexton	56	Executive Vice President, Chief Financial Officer and Chief Administrative Officer
Martin Vann	51	Senior Vice President of Worldwide Sales and Professional Services

        Gary G. Greenfield is our Chairman, President, and Chief Executive Officer. Please see the section of this proxy statement entitled Directors for his biography.

        Kirk E. Arnold has served as Executive Vice President and Chief Operating Officer since July 2009. Prior to that, she served as Executive Vice President of Customer Operations from July 2008 to July 2009 and Executive Vice President and General Manager of Professional Video from February 2008 to July 2008. Prior to joining us, Ms. Arnold was Vice Chairman, Chief Executive Officer and President of Keane Inc., a global consulting and outsourcing firm, from January 2007 to June 2007. Prior to that, she was at Fidelity Investments, serving as Executive Vice President of Product, Marketing and Strategy for the Human Resources Outsourcing Group, Fidelity's business process outsourcing unit, from June 2004 to January 2007, and as Senior Vice President of Sales and Market for Fidelity Institutional Retirement Services Company from June 2003 to June 2004. Prior to joining Fidelity, Ms. Arnold served as President and Chief Executive Officer of NerveWire, Inc., a venture-backed information technology services business that she helped launch, from February 2002 to February 2003, and as NerveWire's President and Chief Operating Officer from February 2000 to February 2002.

        Christopher C. Gahagan has served as Senior Vice President, Products since July 2009. Between March 2002 and the time he joined us, Mr. Gahagan served in various capacities at EMC Corporation, a provider of storage systems, software and services to support information storage and management strategies, most recently as Senior Vice President and General Manager of the Resource Management Software group. Prior to that, he held senior management positions at BMC Software, Inc., Sterling Software, Inc., and Spectra Logic Corporation. Mr. Gahagan began his career as a member of the technical staff at Hewlett Packard Company.

        Glover H. Lawrence has served as Vice President of Corporate Development since August 2008. Prior to joining us, Mr. Lawrence was a Managing Director and co-founder of McNamee Lawrence and Co., a global investment banking advisory firm, from March 2002 to December 2007. Prior to that, he was a Managing Director with the Oracle Venture Fund. Mr. Lawrence began his career at Morgan Stanley & Co. working in New York and Tokyo followed by several years with the technology investment banking firm Hambrecht & Quist.

        Paige Parisi has served as Vice President, General Counsel and Corporate Secretary since May 2006. From June 2003 to May 2006, Ms. Parisi was Corporate Counsel for us. Ms. Parisi also served as our outside counsel while in private practice at WilmerHale from 1997 to 2003. Prior to beginning her law career, Ms. Parisi was a news producer for the CBS Evening News and NBC Nightly News.

        Ken Sexton has served as Chief Financial Officer since July 2008 and Executive Vice President and Chief Administrative Officer since January 2008. Prior to joining us, in 2007 Mr. Sexton served as Executive Vice President and Chief Financial Officer of webMethods, Inc., a provider of business integration software solutions. In 2006, he was Executive Vice President and Chief Financial Officer of Infor, Inc., a private software company focused on enterprise resource planning software solutions. From 2004 to 2005, Mr. Sexton was Chief Executive Officer and Chairman of the Board of Axentis, Inc., a privately held provider of enterprise governance, risk and compliance management software. From 2002 to 2004, Mr. Sexton was Executive Vice President and Chief Financial Officer of Peregrine Systems, Inc., an infrastructure management software company.

        Martin Vann has served as Senior Vice President of Worldwide Sales and Professional Services since August 2009. He joined Avid in July 2008 as Vice President of Sales and Professional Services for our Video business unit. From January 2003 to July 2008, Mr. Vann held various positions at Autodesk, a provider of 2D and 3D design and engineering software and services. Mr. Vann's most recent position at Autodesk was Vice President of Worldwide Systems Sales for the Media and Entertainment Division, and his other positions included the following: Vice President of Sales, Americas for the Media and Entertainment Division, Vice President of Worldwide Sales for the Media and Entertainment Division, Vice President of Sales, Marketing and Support for the Discreet Division of Autodesk and Vice President of the Media and Entertainment Division.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

        The following table provides information with respect to the beneficial ownership of our common stock by:

  •
  each person known by us to beneficially own more than 5% of the outstanding shares of our common stock;

  •
  each of our directors;

  •
  each executive officer named in the Summary Compensation Table; and

  •
  all of our directors and executive officers as a group.

        Except as otherwise noted, information in the following table is as of February 28, 2010. The number of shares beneficially owned by each person or entity is calculated pursuant to rules promulgated by the SEC. Under those rules, a person or entity is considered to beneficially own all shares for which the person or entity has sole or shared voting or investment power, and all shares that the person or entity has the right to acquire within 60 days after February 28, 2010.

Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Outstanding(1)(2)
5% Stockholders
Blum Capital Partners, L.P.(3)	8,711,367	23.2%
909 Montgomery Street, Suite 400 San Francisco, CA 94133
Capital Research Global Investors(4)	3,858,527	10.3%
333 South Hope Street Los Angeles, CA 90071
Royce & Associates, LLC(5)	3,695,143	9.8%
1414 Avenue of the Americas New York, NY 10019

Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Outstanding(1)(2)
Dimensional Fund Advisors LP(6)	2,454,359	6.5%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746
BlackRock, Inc.(7)	2,340,700	6.2%
100 Bellevue Parkway Wilmington, DE 19809
Private Capital Management, L.P.(8)	1,887,035	5.0%
8889 Pelican Bay Boulevard, Suite 500 Naples, FL 34108
Directors and Officers
Robert M. Bakish	—	*
George H. Billings(9)	48,000	*
Elizabeth M. Daley(10)	38,000	*
Nancy Hawthorne(11)	67,689	*
Louis Hernandez, Jr.(12)	10,000	*
Youngme E. Moon(13)	38,000	*
David B. Mullen	—	*
John H. Park(3)(14)	8,711,367	23.2%
Gary G. Greenfield(15)	141,803	*
Kirk E. Arnold(16)	43,155	*
Christopher C. Gahagan	—	*
Ken Sexton(17)	64,165	*
Martin Vann(18)	26,749	*
All directors and executive officers as a group (15 people)(19)	9,234,372	24.33%

*
Less than 1%

(1)
The inclusion of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, each person or entity has sole voting or dispositive power with respect to the shares identified as being beneficially owned by that person or entity.

(2)
Percentage ownership calculations are based on 37,594,892 shares of common stock outstanding as of February 28, 2010. Any shares that a person or entity has the right to acquire within 60 days after February 28, 2010 are deemed to be outstanding for the purpose of calculating the percentage of outstanding common stock owned by that person or entity, but not for the purpose of calculating the percentage ownership of any other person or entity.

(3)
Beneficial ownership as of February 18, 2010, as reported in a Form 4 Statement of Changes in Beneficial Ownership of Securities filed with the SEC on February 19, 2010 by Blum Capital Partners, L.P. ("Blum LP"), Richard C. Blum & Associates, Inc. ("RCBA Inc."), Blum Strategic GP III, L.L.C. ("Blum GP III"), Blum Strategic GP IV, L.L.C. ("Blum GP IV"), and Saddlepoint Partners GP, L.L.C. ("Saddlepoint GP") (collectively, the "Blum Reporting Persons"). The Blum Reporting Persons beneficially own the following:

  •
  9,407 shares directly owned by Blum LP. These shares may be deemed to be indirectly owned by RCBA Inc., the general partner of Blum LP. RCBA Inc. disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

  •
  168,881 shares directly owned by BK Capital Partners IV, L.P. These shares may be deemed to be indirectly owned by (i) Blum LP, the general partner of BK Capital Partners IV, L.P. and (ii) RCBA Inc., the general partner of Blum LP. Blum LP and RCBA Inc. disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

    •
    337,161 shares directly owned by Stinson Capital Partners, L.P. These shares may be deemed to be indirectly owned by (i) Blum LP, the general partner of Stinson Capital Partners, L.P. and (ii) RCBA Inc., the general partner of Blum LP. Blum LP and RCBA Inc. disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

    •
    244,411 shares directly owned by Stinson Capital Partners C, L.P. These shares may be deemed to be indirectly owned by (i) Blum LP, the general partner of Stinson Capital Partners C, L.P. and (ii) RCBA Inc., the general partner of Blum LP. Blum LP and RCBA Inc. disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

    •
    415,720 shares directly owned by Stinson Capital Partners L, L.P. These shares may be deemed to be indirectly owned by (i) Blum LP, the general partner of Stinson Capital Partners L, L.P. and (ii) RCBA Inc., the general partner of Blum LP. Blum LP and RCBA Inc. disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

    •
    345,185 shares directly owned by Stinson Capital Partners (QP), L.P. These shares may be deemed to be indirectly owned by (i) Blum LP, the general partner of Stinson Capital Partners (QP), L.P. and (ii) RCBA Inc., the general partner of Blum LP. Blum LP and RCBA Inc. disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

    •
    4,100,000 shares directly owned by Blum Strategic Partners III, L.P.. These shares may be deemed to be indirectly owned by (i) Blum Strategic GP III, L.P. ("Blum GP III LP"), the general partner of Blum Strategic Partners III, L.P. and (ii) Blum GP III, the general partner of Blum GP III LP. Blum GP III LP and Blum GP III disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

    •
    2,987,238 shares directly owned by Blum Strategic Partners IV, L.P. These shares may be deemed to be indirectly owned by (i) Blum Strategic GP IV, L.P. ("Blum GP IV LP"), the general partner of Blum Strategic Partners IV, L.P. and (ii) Blum GP IV, the general partner of Blum GP IV LP. Blum GP IV LP and Blum GP IV disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

    •
    103,364 shares directly owned by Saddlepoint Equity, L.L.C. These shares may be deemed to be indirectly owned by (i) Saddlepoint GP, the managing member of Saddlepoint Equity, L.L.C., (ii) Blum LP, the managing member of Saddlepoint GP, and (iii) RCBA Inc., the general partner of Blum LP. Saddlepoint GP, Blum LP and RCBA Inc. disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

Voting and investment power concerning the above shares are held solely by Blum LP, Blum GP III, Blum GP IV and Saddlepoint GP.

(4)
Beneficial ownership as of January 29, 2010, as reported in an amendment to Schedule 13G filed with the SEC on February 9, 2010 by Capital Research Global Investors ("Capital Research"). The shares are held by various investment companies for which Capital Research acts as investment advisor. As of January 29, 2010, Capital Research held more than 1,874,400 of the shares on behalf of its client SMALLCAP World Fund, Inc. Capital Research disclaims beneficial ownership of the shares.

(5)
Beneficial ownership as of December 31, 2009, as reported in an amendment to Schedule 13G filed with the SEC on January 22, 2010 by Royce & Associates, LLC ("Royce"). Royce Value Plus Fund, an investment company managed by Royce, beneficially owns 2,342,672 of the shares.

(6)
Beneficial ownership as of December 31, 2009, as reported in an amendment to Schedule 13G filed with the SEC on February 8, 2010 by Dimensional Fund Advisors LP ("Dimensional"). The shares are owned by four investment companies to which Dimensional furnishes investment advice and certain other commingled group trusts and separate accounts for which Dimensional serves as investment manager. Dimensional has sole voting power with respect to 2,406,243 of the shares, but sole dispositive power with respect to all of the shares. Dimensional disclaims beneficial ownership of the shares.

(7)
Beneficial ownership as of December 31, 2009, as reported on a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock Inc. The shares were beneficially owned by the following subsidiaries of BlackRock Inc.: BlackRock Advisors (UK) Limited; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Australia Limited; BlackRock Investment Management, LLC; and BlackRock International Ltd.

(8)
Beneficial ownership as of December 31, 2009, as reported in an amendment to Schedule 13G filed with the SEC on February 12, 2010 by Private Capital Management, L.P. ("PCM"). PCM has sole voting and dispositive power with respect to 19,600 of the shares. The remaining shares are held by clients of PCM that have delegated proxy voting authority to PCM and with respect to which PCM has shared voting and dispositive power. PCM disclaims beneficial ownership of shares over which it has dispositive power and disclaims the existence of a group.

(9)
Includes 47,000 shares issuable upon the exercise of stock options.

(10)
Includes 37,000 shares issuable upon the exercise of stock options.

(11)
Includes 66,689 shares issuable upon the exercise of stock options.

(12)
Consists of 10,000 shares issuable upon the exercise of stock options.

(13)
Includes 37,000 shares issuable upon the exercise of stock options.

(14)
Consists of shares beneficially owned by the Blum Reporting Persons (see footnote (3) above). Mr. Park is a partner of Blum Capital Partners, L.P. Mr. Park disclaims beneficial ownership of the shares held by the Blum Reporting Persons, except to the extent of his proportionate pecuniary interest in those shares.

(15)
Includes 50,000 shares of restricted common stock that are subject to a repurchase right held by our company and 56,250 shares issuable upon the exercise of stock options.

(16)
Includes 17,501 shares issuable upon the exercise of stock options.

(17)
Includes 31,250 shares issuable upon the exercise of stock options or the vesting of restricted stock units.

(18)
Includes 21,875 shares issuable upon the exercise of stock options.

(19)
Includes 50,000 shares of restricted common stock that are subject to a repurchase right held by our company and 364,824 shares issuable upon the exercise of stock options or the vesting of restricted stock units.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on a review of copies of reports filed by the persons required to file these reports and written representations from those persons, we believe that all filing requirements of Section 16(a) were satisfied with respect to the year ended December 31, 2009.

CORPORATE GOVERNANCE MATTERS

Board Meetings and Consents

        During 2009, our board of directors met 10 times and acted by written consent three times. Each director was present for at least 75% of the aggregate number of board meetings and meetings held by all committees on which that director then served. Our corporate governance guidelines provide that directors are expected to attend our annual meeting of stockholders. All of our then-serving directors attended our 2009 annual meeting.

Board Committees

Audit	Compensation	Nominating and Governance	Strategy
George H. Billings, Chair	John. H. Park, Chair	Nancy Hawthorne, Chair	George H. Billings, Chair
Elizabeth M. Daley	Robert M. Bakish	George H. Billings	Nancy Hawthorne
David B. Mullen	Nancy Hawthorne	Youngme E. Moon	Louis Hernandez, Jr.
	Louis Hernandez, Jr.	John H. Park

        Our board of directors has a standing audit committee, compensation committee, nominating and governance committee and strategy committee. With the exception of the strategy committee, each committee operates under a charter that has been approved by our board of directors. Each committee reviews its charter periodically and recommends any proposed revisions to our board of directors for approval. The audit committee charter was last revised in February 2005, the compensation committee charter was last revised in May 2007, and the nominating and governance committee charter was last revised in February 2008. A copy of each committee's charter can be accessed from the corporate governance page in the investor relations section of our website at www.avid.com. Members of each committee are generally elected by our board of directors upon recommendation from our nominating and governance committee. Each of the committees is authorized to retain independent legal, accounting and other advisors, and to compensate them for their services.

        Our board of directors has determined that, other than Mr. Greenfield, each of our current directors is an independent director as defined under NASDAQ rules. Additionally, each of the committees is, and at all times during 2009 was, composed of independent directors as defined by the NASDAQ rules.

        Audit Committee.    Our board of directors has determined that each of Messrs. Billings and Mullen is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K. In addition, our board of directors has determined that the members of our audit committee meet the additional independence criteria required for audit committee membership under applicable NASDAQ listing standards. The committee's responsibilities include:

  •
  appointing, as well as approving the compensation and assessing the independence of, our independent registered public accounting firm;

  •
  overseeing the work of our independent registered public accounting firm, including reviewing certain reports required to be made to the audit committee by the independent registered public accounting firm;

  •
  overseeing the work of our internal audit function, including approving the internal audit annual plan submitted by the internal auditing staff;

  •
  reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

  •
  reviewing, approving and ratifying related person transactions;

  •
  monitoring our internal controls over financial reporting, disclosure controls and procedures; and

  •
  meeting independently with our internal auditing staff, our independent registered public accounting firm and management.

Our audit committee met 17 times during 2009.

        Compensation Committee.    The committee's responsibilities include:

  •
  administering our executive officer compensation program;

  •
  overseeing the development of our compensation plans and policies;

  •
  annually reviewing and approving an appropriate peer group against which executive compensation is compared;

  •
  annually reviewing and approving corporate financial performance goals relevant to the compensation of our executive officers;

  •
  overseeing performance evaluations of our executive officers;

  •
  administering our equity incentive plans; and

  •
  reviewing and making recommendations to our board of directors with respect to director compensation.

Our compensation committee met six times and acted by written consent once during 2009.

        Our compensation committee has established a Section 162(m) subcommittee for the purpose of approving compensation matters for which the committee seeks compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended. Each of the current members of the subcommittee is considered independent for purposes of Section 162(m) of the Internal Revenue Code. The subcommittee met twice and acted by written consent twice in 2009. For more information on the Section 162(m) subcommittee, see the section of our Compensation Discussion and Analysis entitled Other Considerations—Policy With Respect To Tax Deductibility of Executive Compensation.

        Nominating and Governance Committee.    The committee's responsibilities include:

  •
  identifying individuals qualified to become members of our board of directors;

  •
  recommending to our board of directors persons to be nominated for election as directors and to each of the committees of our board of directors;

  •
  developing and recommending to our board of directors corporate governance principles; and

  •
  overseeing an evaluation of our board of directors.

Our nominating and governance committee met five times during 2009.

        Strategy Committee.    The committee's responsibilities include reviewing, evaluating and making recommendations to our board with regard to potential acquisition opportunities and/or the financing thereof. Our strategy committee met three times during 2009.

Director Nomination Process

        The process followed by our nominating and governance committee to identify and evaluate director candidates consists of reviewing recommendations from members of our board of directors, search firms that we engage from time to time, and others (including stockholders) and evaluating biographical and background information relating to potential candidates.

        In considering whether to recommend a particular candidate for inclusion on our board of directors' slate of recommended director nominees, our nominating and governance committee considers the criteria set forth in our corporate governance guidelines. These criteria include the candidate's integrity, business acumen, knowledge of our business and industry, age, experience, and commitment to participate as a director, as well as the diversity of our board and conflicts of interest that would impair the candidate's ability to act in the interests of all stockholders. Our nominating and governance committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for all prospective nominees. Our corporate governance guidelines also provide that the nominating and governance committee will review with the board of directors the requisite skills and criteria for new board members as well as the composition of the board as a whole, including the consideration of diversity, age, skills, experience, geographic representation, gender, race and national origin, and other experience in the context of the needs of the board. Our nominating and governance committee believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities.

        Stockholders may recommend an individual to our nominating and governance committee for consideration as a potential director candidate by submitting the individual's name, together with information regarding the individual's background, qualifications and experience, to the Nominating and Governance Committee, c/o Corporate Secretary, Avid, One Park West, Tewksbury, Massachusetts 01876, or by email to Avid.Secretary@avid.com.

        Assuming that appropriate biographical and background material has been provided on a timely basis, our nominating and governance committee will evaluate stockholder-recommended candidates by substantially following the same process, and considering the same criteria, as it follows for candidates submitted by others. If our board of directors decides to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy materials for the next annual meeting.

Board Leadership

        The leadership structure of our board of directors includes our Chairman, Gary Greenfield, who is also our Chief Executive Officer, and our Lead Director, Nancy Hawthorne. Our board of directors determines whether the roles of chairman and chief executive officer should be separated or combined based on its judgment as to the structure that best serves the interests of the company and our stockholders. The board of directors believes that the combined role of chairman and chief executive officer promotes strategy development and execution, and facilitates information flow between management and the board, which are essential for effective governance. Our board believes the combined role of chairman and chief executive officer, together with a lead independent director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

        In December 2007, in connection with hiring Mr. Greenfield as our Chief Executive Officer, we combined these roles in the belief that this would facilitate the launch and execution of our corporate transformation strategy by centralizing our leadership. Mr. Greenfield's current employment agreement also includes a provision that the removal or failure to reappoint him as Chairman permits him to terminate his employment for good reason; for a summary of the consequences of a "good reason" termination, see the section of this proxy statement entitled Potential Payments upon Termination Other Than Following a Change-in-Control.

        Our corporate governance guidelines provide for a Lead Director who must be independent and approved by a majority of the independent directors, and who shall:

  •
  consult with the Chairman in preparing the agenda for each meeting of the board of directors and determining the need for special meetings of the board of directors;

  •
  facilitate communications between other members of the board of directors and the Chairman and/or the Chief Executive Officer (however, each director is free to communicate directly with the Chairman and with the Chief Executive Officer);

  •
  provide direct input to the nominating and governance committee with respect to the selection of director nominees; and

  •
  otherwise consult with the Chairman and/or the Chief Executive Officer on matters relating to corporate governance and board performance.

 The Board's Role in Risk Oversight

        Risk is an integral part of board of director deliberations throughout the year. Management is responsible for the day-to-day management of risks the company faces, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. Our board oversees an enterprise-wide approach to risk management, designed to improve long-term performance and enhance stockholder value. Annually, our board of directors and management assess the primary operational and strategic risks facing our company, their relative magnitude, and plans for mitigating these risks. The board of directors believes that full and open communication between management and the board are essential for effective risk management and oversight. The board of directors receives regular presentations from senior management on strategic matters involving our operations. The board also holds an annual strategic planning meeting with senior management and other key employees to discuss strategies, key challenges and risks and opportunities for the company.

        While the board of directors oversees the risk management process, our board's committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee focuses on financial risk, including the areas of financial reporting, internal controls, and compliance with legal and regulatory requirements. The compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The nominating and governance committee manages risks associated with corporate governance, board organization, membership and structure.

Compensation Committee Interlocks and Insider Participation

        During fiscal year 2009, Elizabeth M. Daley, Nancy Hawthorne, Louis Hernandez, Jr., Youngme E. Moon, and John. H. Park each served on our compensation committee. Ms. Hawthorne served as our interim Chief Executive Officer from July 2007 to December 2007 and as our President in December 2007. None of our executive officers is a member of the compensation committee or a director of another corporation or other entity (or serves an equivalent function for another corporation or other entity) that has an executive officer who serves on our board of directors.

Related Person Transaction Policy

        Our board of directors has adopted a written policy and procedures for the review of any transaction, arrangement or relationship in which our company is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), whom we refer to as "related persons," has a direct or indirect material interest.

        If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," he or she must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review is not practicable, our audit committee may ratify the related person transaction. Any related person transactions that are ongoing in nature will be reviewed annually by the audit committee. As required under rules issued by the SEC, related person transactions that are determined to be directly or indirectly material to our company or a related person are disclosed in our proxy statement.

        A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by our audit committee after full disclosure of the related person's interest in the transaction. As appropriate for the circumstances, our audit committee will review and consider:

  •
  the related person's interest in the transaction;

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  the approximate dollar value of the transaction;

  •
  the approximate dollar value of the related person's interest in the transaction;

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  whether the transaction was undertaken in the ordinary course of business;

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  whether the terms of the transaction are no less favorable to our company than terms that could be reached with an unrelated third party;

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  the purpose, and the potential benefits to our company, of the transaction; and

  •
  any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

        Our audit committee may approve or ratify the transaction only if it determines that, under the circumstances, the transaction is not inconsistent with our company's best interests.

EXECUTIVE COMPENSATION

Compensation Committee Report

        The following report of the compensation committee is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference into any of our filings under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

        The compensation committee consists of four non-employee directors: Messrs. Bakish, Hernandez and Park and Ms. Hawthorne, each of whom is independent under the applicable NASDAQ and SEC rules. The compensation committee has certain duties and powers as described in its charter adopted by the board of directors. A copy of the charter can be accessed from the corporate governance page in the investor relations section of the company's website at www.avid.com.

        The compensation committee has reviewed and discussed with management the disclosures contained in the following section of this proxy statement, entitled Compensation Discussion and Analysis. Based on this review and discussion, the compensation committee recommended to our board of directors that the section entitled Compensation Discussion and Analysis be included in this proxy statement for our annual meeting.

COMPENSATION COMMITTEE John H. Park, Chair Robert M. Bakish Nancy Hawthorne Louis Hernandez, Jr.

Compensation Discussion and Analysis

        The purpose of this section of our proxy statement is to provide an overview of our executive compensation program, the material decisions we made with respect to each element of our executive compensation program and the material factors that we considered in making those decisions. Throughout this proxy statement, we refer to the following "Named Executive Officers":

Name	Title
Gary G. Greenfield	Chairman, President and Chief Executive Officer
Ken Sexton	Executive Vice President, Chief Financial Officer and Chief Administrative Officer
Kirk E. Arnold	Executive Vice President and Chief Operating Officer
Christopher C. Gahagan	Senior Vice President of Products
Martin Vann	Senior Vice President of Worldwide Sales and Professional Services

Following this section of the proxy statement, you will find a series of tables containing specific information about the compensation earned or paid in 2009 to our Named Executive Officers. This section of the proxy statement is designed to put that information into context within our overall executive compensation program.

Executive Summary

        The goal of our executive compensation program is to attract, motivate and retain those individuals who have the talent, experience, drive and leadership skills necessary to successfully achieve our goals of sustainable profitable growth and the creation of long-term value for our stockholders. Our compensation committee administers our executive officer compensation program and our Chief Executive Officer provides recommendations on compensation matters for all executive officers other than himself. Our executive compensation program consists of the following four elements:

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  base salaries;

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  annual performance-based cash bonuses;

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  performance-based and time-based long-term equity awards; and

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  other benefits.

The types of compensation provided to our Named Executive Officers are the same as those provided to our other executive officers.

        In December 2007, our board of directors hired Gary Greenfield, our Chief Executive Officer, to transform our business. In 2008, Mr. Greenfield initiated this transformation by developing a new corporate strategy, reorganizing our internal structure, improving operational efficiencies, divesting non-core product lines, reducing the size of our workforce and establishing a new management team. Each of our Named Executive Officers is a key member of this new management team. Each of the following Named Executive Officers joined our company, assumed a new management role or was promoted to become an executive officer in 2009:

  •
  Christopher Gahagan joined our company in July 2009 as Senior Vice President of Products.

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  Kirk Arnold joined our company in February 2008 as Executive Vice President and General Manager, Video. In July 2008, Ms. Arnold was promoted to Executive Vice President of Customer Operations, and in July 2009, she was promoted to Executive Vice President and Chief Operating Officer.

  •
  Martin Vann joined our company in July 2008 as Vice President of Sales and Professional Services for our Video business unit. In August 2009, he was promoted to Senior Vice President of Worldwide Sales and Professional Services.

        Much of our Named Executive Officers' current compensation is based on their executive employment agreements, which reflect the levels of compensation that our compensation committee determined to be necessary to attract, retain and incentivize these individuals at those times. These determinations were influenced by factors such as experience, qualifications, previous compensation levels and internal pay equity. Published industry survey data was also utilized to review competitive total compensation for each of these roles.

        Executive officer compensation is reviewed on an annual basis by our compensation committee. When our compensation committee reviewed executive officer compensation during the first quarter of 2009, it determined that none of the executive officers would receive an increase in his or her salary due to the continued global economic downturn and the fact that all but one of the executive officers were either new hires who had recently negotiated compensation packages or existing employees whose compensation packages had been adjusted during the year as the result of a promotion. In addition, because the company failed to meet its threshold financial performance target under our performance-based annual executive bonus plan, no cash bonuses were paid to executive officers under the 2009 plan. The compensation committee determined, however, that two of our Named Executive Officers, Mr. Sexton and Ms. Arnold, would receive long-term equity grants in 2009 for exemplary performance.

        When our compensation committee reviewed executive officer compensation in the first quarter of 2010, it reviewed each executive's compensation against peer group and third-party survey data. Additionally, it considered individual performance, time in role, criticality of role to company success and retention in determining appropriate total compensation. Compensation decisions made in 2010 have been largely driven by an emphasis on our company's future performance, individual performance and the philosophy set forth in the following subsection of this Compensation Discussion and Analysis.

Executive Compensation Philosophy and Program Design

        To further our goals of sustainable profitable growth and the creation of long-term stockholder value, our compensation committee designs the executive officer compensation program to achieve the following objectives:

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  hire, retain and reward the best individuals for each job;

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  link a substantial portion of executive pay to company performance;

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  align the short- and long-term interests of our executive officers with those of our stockholders;

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  encourage a team-based leadership culture; and

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  make certain that each of the components of our program is transparent so that the program is easily understood by our stockholders.

        In order to accomplish these objectives, our compensation committee:

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  awards a mix of performance-based and time-based equity, with a greater percentage of the mix being tied to our company's financial performance and stock price;

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  sets common company financial performance goals for all executive officers under our annual cash incentive compensation program that focus on achievement of key financial metrics and encourage a team-based culture;

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  prior to setting annual compensation, reviews tally sheets for executive officers, which include all components of their compensation: base salary, annual cash incentive compensation, long-term equity incentive compensation, the dollar value to the executive and cost to our company of all perquisites and other personal benefits, and the estimated payout obligations under severance and change-in-control agreements;

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  seeks input from our Chief Executive Officer on the performance of all other executive officers; and

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  receives reports from its independent compensation consultant on the executive compensation practices of members of a relevant peer group.

        Our compensation committee believes that our executive compensation program's design promotes the creation of long-term value and discourages behavior that leads to excessive risk. Base salaries are fixed in amount and thus do not encourage risk taking. While the annual cash bonus awards focus on the achievement of annual goals, which could encourage the taking of short-term risks at the expense of long-term results, the committee strives to mitigate this potential risk by capping payouts and tying them to a mix of company financial metrics which the committee believes drive long-term stockholder value. Moreover, the majority of compensation provided to the Named Executive Officers is in the form of long-term equity awards that help further align their interests with those of our stockholders. The value and vesting of most of our long-term equity awards are tied to our stock price and our company's return on equity, which the committee believes encourages the creation of long-term value and reduces excessive risk.

Role of our Chief Executive Officer

        Our Chief Executive Officer plays an important role in setting executive officer compensation other than his own. Although he does not have the ability to call compensation committee meetings, our Chief Executive Officer attends most meetings at the invitation of the committee.

        Each year, our Chief Executive Officer, with the assistance of members of our human resources and finance departments, makes a recommendation to our compensation committee regarding base salary, annual cash bonus targets and performance criteria, and the forms and amount of long-term equity incentive compensation for all executive officers other than himself. Our Chief Executive Officer bases this recommendation on our business results for the previous year, each executive officer's individual performance, the criticality of the role of each executive officer, retention and internal equity considerations, and external market data from a peer group of companies and published industry survey data. Upon request from our compensation committee, our Chief Executive Officer also provides input on the types of other benefits, if any, to be offered to executive officers.

        Our Chief Executive Officer does not make a recommendation to our compensation committee regarding his own compensation, and meets with the compensation committee's independent compensation consultant only for advice and expertise on matters presented to the compensation committee.

Other Considerations

        Role of our Compensation Consultant

        Each year our compensation committee engages an independent compensation consultant to advise the committee on executive officer and board compensation. From 2006 to 2009, our compensation committee worked with Watson Wyatt. While Watson Wyatt acted primarily as an advisor to our compensation committee, it also provided, with the knowledge and consent of our compensation committee, advice and expertise to management on matters presented by management to our compensation committee. Watson Wyatt also assisted our treasurer with valuations of our performance-based equity under Statement of Financial Accounting Standards No. 123(R). In the fall of 2009, our compensation committee sought proposals from two other compensation consultants and in October 2009 selected Pearl Meyer as its new compensation consultant. Pearl Meyer acts primarily as an advisor to our compensation committee, but it also provides, with the knowledge and consent of our compensation committee, advice and expertise to management on matters presented by management to our compensation committee. Our compensation committee has the sole authority to hire and fire its compensation consultant. Our company does not retain its own compensation consultant; however, Watson Wyatt continues to assist our treasurer with valuations of performance-base equity.

        Our compensation committee set 2009 and 2010 annual executive compensation in the first quarter of each respective year. The nature and scope of the assignments for both Watson Wyatt for 2009 and Pearl Meyer for 2010 annual executive compensation included:

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  reviewing our peer group to determine if the group remained appropriate;

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  preparing an executive compensation pay study and competitive assessment to compare our executive compensation to our peer group and published industry survey data, addressing the following aspects of executive officer compensation: base salary, short-term incentive compensation and long-term incentive compensation, and mix of pay; and

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  in connection with our executive officer termination benefits, calculating any applicable parachute payments and gross-up amounts related to excise taxes under Sections 280G and 4999 of the Internal Revenue Code.

        Role of Peer Group, Survey Data and Benchmarking

        For purposes of comparing our executive compensation program with market practices, our compensation committee, with the assistance of its independent compensation consultant, reviews executive compensation from a peer group of companies, which we refer to as the "Avid Peer Group."

        The Avid Peer Group for purposes of setting 2009 annual executive compensation included the following 12 companies:

Autodesk, Inc.	Mentor Graphics Corporation
Brocade Communications Systems, Inc.	National Instruments Corporation
Cadence Design Systems, Inc.	Parametric Technology Corporation
Dolby Laboratories, Inc.	Sybase, Inc.
Imation Corp.	Synopsys, Inc.
Itron, Inc.	THQ Inc.

        These companies are high-technology companies with similar revenues and market capitalizations to us and are among the companies with whom we compete for talent. These companies had a median market capitalization as of October 31, 2008 of approximately $1.57 billion, compared to our market capitalization of approximately $550 million; and median annual revenues of approximately $1.2 billion, compared to our revenue of approximately $897 million. The annual revenues were determined by tallying each company's publicly available quarterly revenues for the four most recently completed fiscal quarters as of November 20, 2008.

        When setting 2010 annual executive compensation, our compensation committee, with the assistance of Pearl Meyer, reviewed the Avid Peer Group with the goal of achieving a balance of smaller and larger-sized peer companies in terms of revenue and market capitalizations, which were also similar in terms of product/service offerings. In November 2009, our compensation committee removed Brocade Communications Systems, Inc. and Itron, Inc., and added Novell Inc., RealNetworks Inc. and Zoran Corp. Brocade and Itron were removed because their product/service offerings were not similar enough to our company's products and services. Novell, RealNetworks and Zoran were added due to their similarity to us in product/service offerings and their fit within our compensation committee's goal of achieving a balance of smaller and larger-sized peer companies. This 2010 Avid Peer Group, among other things, had a median market capitalization of approximately $1.6 billion as of October 30, 2009, compared to our market capitalization of approximately $472 million and median annual revenues of approximately $891 million, compared to approximately $663 million in revenues for us. The annual revenues were determined by tallying each company's publicly available quarterly revenues for the four most recently completed fiscal quarters as of November 4, 2009.

        In addition to reviewing the executive compensation practices of companies in the Avid Peer Group, our compensation committee, with the assistance of its independent compensation consultant, also reviews executive compensation from published industry surveys for purposes of comparing our executive compensation program with market practices. When setting 2009 annual executive compensation, our compensation committee reviewed information from The Radford High Technology Executive Compensation Survey and The Watson Wyatt Top Management Survey. For 2010 executive compensation, our compensation committee reviewed information from the CHiPS Executive and Senior Management Total Compensation Survey, The Radford High Technology Executive Compensation Survey and The Watson Wyatt Top Management Survey. We refer to these surveys collectively as the "published industry survey data."

        When determining 2009 executive compensation, our compensation committee reviewed the executive compensation practices of companies in the Avid Peer Group or the published industry survey data to help ensure that each of our executive officer's base salary, total annual cash compensation and total direct compensation (base salary, annual cash incentive compensation and long-term incentive compensation) were within a reasonably competitive range but did not target any component of executive compensation to any specific percentile of the Avid Peer Group and the published industry survey data. This review showed that, on average, our executive officers' total direct compensation was above the 75th percentile of the Avid Peer Group and the published industry survey data; however, a significant portion of each of our executive officer's total direct compensation was in the form of equity awards that will vest only if we achieve significant improvement in our return on equity, or ROE, and if our stock price increases significantly. Our compensation committee believes that tying executive compensation to our financial performance aligns the interests of our executive officers with the interests of our stockholders.

        In July 2009, when reviewing compensation packages in connection with the hiring of Mr. Gahagan and the promotion of Ms. Arnold, our compensation committee reviewed additional third party data to obtain a general understanding of compensation practices.

        When determining 2010 executive compensation, our compensation committee again reviewed the executive compensation practices of companies in the Avid Peer Group and the published industry survey. This review indicated that certain officers were below the 50th percentile of the 2010 Avid Peer Group and published industry survey data and this became a factor in 2010 executive compensation decisions.

        Policy With Respect To Tax Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 per person on the amount of compensation that a public company may deduct in any year with respect to its chief executive officer and the three most highly compensated named executive officers employed by the company at the end of the year (other than the company's chief financial officer). However, some forms of performance-based compensation are excluded from the $1,000,000 deduction limit if certain requirements are met.

        To qualify as performance-based compensation, the compensation must be approved by a committee where the only persons determining the approval are two or more "outside directors," none of whom has ever been employed by the company or its subsidiaries. All of the members of our compensation committee qualify as outside directors under the Internal Revenue Service, or IRS, definition except Ms. Hawthorne. Although Ms. Hawthorne is an independent director under the applicable NASDAQ and SEC rules, she does not qualify as an outside director under the IRS definition because she served as our interim Chief Executive Officer during 2008. For this reason, our compensation committee established a 162(m) subcommittee in 2008 whose members include all of the members of our compensation committee except Ms. Hawthorne. The 162(m) subcommittee approves all 162(m)-related matters.

        Salaries and time-based restricted stock awards for our Named Executive Officers do not qualify as performance-based compensation. Potential cash bonuses awarded under our performance-based annual cash bonus plan also do not qualify as performance-based compensation because our annual bonus plan is not a stockholder-approved plan. In general, options granted to our Named Executive Officers are intended to qualify as performance-based compensation under section 162(m). In addition, performance-based restricted stock awards granted to our Named Executive Officers are intended to qualify as performance-based compensation under 162(m) because they are based on pre-determined goals established by our 162(m) subcommittee pursuant to a stockholder-approved stock incentive plan.

        Our compensation committee has not adopted a policy requiring all executive compensation to be fully deductible. However, our compensation committee reviews the potential impact of section 162(m) periodically and, if consistent with its goals of sustainable profitable growth and creation of long-term stockholder value, may seek to structure executive officer compensation to allow deductions under section 162(m). Our compensation committee reserves the right to use its judgment to authorize compensation payments that may be subject to the section 162(m) limitation when it believes these payments are appropriate and in the best interests of our stockholders.

Analysis of Elements of Executive Compensation

        Base Salary

        Base salaries for our executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. In the first quarter of 2009, Mr. Greenfield provided our compensation committee with his recommendation regarding base salaries for 2009 for all of our executive officers besides himself. Mr. Greenfield recommended that none of the executive officers receive an increase in base salary. Mr. Greenfield based his recommendation on the uncertainty of our company's prospects in light of the continuing global economic downturn. Additionally, Mr. Greenfield believed this was consistent with the company-wide salary freeze in effect for 2009. Mr. Greenfield also factored into his analysis the fact that all but one of the executive officers were either recent hires who had negotiated compensation packages in 2008 or existing employees whose compensation packages had been adjusted during the year as the result of a promotion. Our compensation committee concurred with Mr. Greenfield's recommendation and determined that none of our executive officers (including Mr. Greenfield) would receive an increase in base salary for 2009.

        On July 21, 2009, Ms. Arnold was promoted to Executive Vice President and Chief Operating Officer. In connection with this promotion, she received a 5% ($30,000) increase in her base salary which was $600,000 prior to her promotion. Our compensation committee made this determination after reviewing third-party survey sources.

        In the first quarter of 2010, Mr. Greenfield provided our compensation committee with his recommendations for base salaries for 2010 for executive officers besides himself. He recommended increases for all executive officers other than those who had recently been hired or promoted. When making these recommendations, he considered individual performance and time in role, as well as the fact that certain executive officers' base salaries were below the 50th percentile of the Avid Peer Group and the published industry survey data. Our compensation committee agreed with his recommendations. As a result, one of our Named Executive Officers, Mr. Sexton, received an increase in his base salary. Our compensation committee also reviewed Mr. Greenfield's base salary and approved an increase based on the significant role he played in the transformation of our company since he was hired in December 2007. Following are the salary increases Messrs. Greenfield and Sexton received for 2010:

Name	2009 Base Salary	% Increase	2010 Base Salary
Gary G. Greenfield	$900,000	4.0%	$936,000
Ken Sexton	$375,000	6.7%	$400,000

        Annual Cash Incentive Compensation

        Each year we adopt an executive bonus plan that provides for cash incentive payments to our executive officers upon the achievement of certain performance objectives set forth in the plan. Any bonus payout under our annual executive bonus plan is based on an executive officer's cash bonus target. With the exception of Mr. Vann, each executive officer's cash bonus target is a fixed dollar amount ranging from 60% to 100% of such executive officer's base salary. For 2009, Mr. Vann's cash bonus target under our annual executive bonus plan was 13.3% because as Senior Vice President of Worldwide Sales and Professional Services, a portion of his cash incentive compensation was also tied to sales commissions and a management by objective plan. For a discussion of Mr. Vann's cash incentive compensation, please see the subsection below entitled Martin Vann's Cash Incentive Compensation. Bonuses for the prior year, if any, are determined and paid out in the first quarter of the subsequent year and after our company files its Annual Report on Form 10-K with the Securities and Exchange Commission, but in no event later than December 31st of that year.

        Under the bonus plan for 2009, the bonus payout criteria for each of our executive officers were based on the financial performance of our company. Although for several years prior to 2009, the bonus payout criteria was also based in part on an executive officer's individual performance, our compensation committee made the decision to link 100% of 2009 cash incentive compensation to the financial performance of our company. This emphasis on company, rather than individual, performance was intended to drive the transformation of our company announced in 2008 and link a greater percentage of executive pay to company performance. However, for 2010 our compensation committee decided to reintroduce the individual performance component to our bonus plan and tie it to specific metrics—financial and non-financial—that each executive officer could influence, to drive the achievement of specific strategic and growth-oriented projects and goals. Nonetheless, the bonus plan for 2010 remains largely focused on company performance by tying 80% of target bonuses to our company's financial performance.

        For purposes of our bonus plan for 2009, the financial performance of our company was evaluated using weighted financial metrics. However, our company had to achieve a non-GAAP operating profit before bonuses would be paid under the plan, regardless of our company's performance relative to any financial metric. If the non-GAAP operating profit had been achieved, the financial metrics would have been weighted as follows:

Financial Metric	Weight
Revenues	40%
Non-GAAP Operating Earnings	40%
Return on Invested Capital (ROIC)(1)	20%

(1)
Based on non-GAAP pre-tax earnings divided by quarterly average invested capital (GAAP equity less cash and investments).

        Assuming achievement of a non-GAAP operating profit, in order for a Named Executive Officer to receive any bonus payout with respect to a financial metric under the bonus plan for 2009, our company also had to achieve a threshold result. If the threshold had been achieved, a Named Executive Officer would have been eligible to receive 30% of the portion of his or her target bonus relating to that metric. If our company had achieved its target result, a Named Executive Officer would have been eligible to receive 100% of the portion of his or her target bonus relating to that metric, up to a maximum of 135% for achievement in excess of the target result. Results that fell between the threshold and target would have paid out on a linear basis between 30% and 100% of the portion of a Named Executive Officer's target bonus relating to a metric.

        The following table sets forth the financial metrics that governed potential payouts under the bonus plan for 2009 for our Named Executive Officers:

Levels	Revenues (in millions)	Non-GAAP Operating Earnings (in millions)	Return on Invested Capital ("ROIC")
Threshold	$720	$30.0	7.0%
Target	$775	$46.5	11.0%
Maximum	$800	$59.8	14.2%

        Our company failed to achieve a non-GAAP operating profit in 2009 and, as a result, no bonuses were paid to our executive officers under the bonus plan for 2009. For purposes of the bonus plan for 2009, our company had a non-GAAP operating loss of $12.3 million. For purposes of calculating this operating loss, the following costs were excluded from our reported operating loss: amortization of acquisition-related intangible assets; gain or loss on sale of assets; stock-based compensation; restructuring costs; and certain costs associated with acquisitions or potential acquisitions. These items were excluded because our compensation committee believes they do not reflect the operational aspects of our business.

        Under the bonus plan for 2010, company performance accounts for 80% and individual performance accounts for 20% of the cash bonus target. Company performance is measured using two financial metrics: revenues and non-GAAP operating earnings, and each is assigned the following relative weight: revenues—40% and non-GAAP operating earnings—60%. Individual performance is measured using metrics each Named Executive Officer has the ability to influence—financial and non-financial. Each Named Executive Officer's individual performance is either partly or entirely based on one or more of the following: timely delivery of key products, achievement of a specified level of ROIC, achievement of a specified level of free cash flow and achievement of a specified amount of company revenue bookings. While 20% of the bonus plan for 2009's payout was based on ROIC, the bonus plan for 2010 did not include this metric in the company performance component of the plan. Instead, ROIC was added as an individual performance metric for those Named Executive Officers who could most directly drive these returns.

        Like the bonus plan for 2009, the bonus plan for 2010 requires the company to achieve non-GAAP operating profit in order for any bonuses to be paid, and the payments for achievement of company performance threshold and target amounts are the same: 30% and 100%, respectively. The bonus plan for 2010 increases the payment for achieving maximum operating results from 135% to 150% of the company performance component target but caps the maximum payout for achieving the individual performance component target at 135%. Our compensation committee believes that the target amount set for each of the financial metrics for 2010 is aggressive, yet achievable; however, the continuing global economic downturn could make the achievement of these target amounts difficult.

        In addition to our annual executive bonus plan, our compensation committee has the authority to make other cash bonus awards to our executive officers as it deems appropriate. In 2009, none of our executive officers received any such other cash bonus award.

        Martin Vann's Cash Incentive Compensation

        In addition to a cash bonus target of $49,240, or approximately 13.3% of his base salary, under our bonus plan for 2009, Mr. Vann, our Senior Vice President of Worldwide Sales and Professional Services since August 2009, had a portion of his 2009 targeted annual cash compensation tied to sales commissions. For fiscal year 2009, his commission-based cash incentive target was set at $147,720, or 40% of his base salary. He was also eligible for an additional annual cash incentive bonus of $49,240, or approximately 13.3% of his base salary, tied to a management by objective plan (MBO) which was based on Mr. Vann achieving internal operating efficiencies. Our compensation committee felt that these combined objectives provided appropriate focus on key company metrics while also offering competitive incentive for his worldwide sales and services role. Mr. Vann did not achieve his MBO target goal for 2009, and therefore did not receive any payment under his MBO. For details regarding the amount paid to Mr. Vann as sales commissions, see the Summary Compensation Table.

        In the first quarter of 2010, in connection with its annual review of executive compensation, our compensation committee approved two changes to Mr. Vann's short-term incentive compensation to (i) increase his cash bonus target under the bonus plan for 2010 to 26.7% of his base salary and (ii) approve a new MBO based on worldwide product and service bookings rather than internal operating efficiencies. As a result of these changes, his 2010 aggregate cash incentive compensation target increased from 67.7% to 80% of his base salary. Mr. Vann also surrendered for cancellation the equity award he received in August 2009. The compensation committee made this decision based on a desire to increase Mr. Vann's focus on revenue growth and align his compensation with the company's goal of achieving sustainable profitable growth.

        Long-Term Equity Incentive Compensation

        Long-term equity incentive compensation is intended to represent the largest portion of total compensation for our executive officers. We link a majority of this compensation to our company's financial performance and stock price to align executive officer compensation with our philosophy of maximizing stockholder value. Our compensation committee awards equity to our executive officers when they join our company or are promoted, in recognition of past performance and for retention purposes. The committee bases these awards on the officer's job level, experience, the requirements of the position, internal equity considerations and comparative compensation data of similar roles based on peer group and published industry survey data.

        Long-term equity incentive compensation for our executive officers consists primarily of stock options and restricted stock units that vest on the basis of the achievement of company performance metrics or on the passage of time. On average, of the total number of shares underlying the outstanding equity awards granted to our Named Executive Officers to date, 61% of such shares are performance-based and 39% are time-based. The performance-based awards and the time-based awards have the following vesting terms:

        Time-Based Awards

        Time-based options and time-based restricted stock units typically vest over a four-year period.

        Performance-Based Awards

        Performance-based options typically vest as follows:

  •
  50% of the underlying shares vest on a performance-based schedule tied to our stock price as follows:

  •
  50% of these shares vest at the end of the first 20 consecutive trading day period following the grant date during which our common stock trades at a price per share equal to or greater than (1) $50.84 in the case of awards granted prior to March 17, 2009 and (2) $35.00 for awards made on or after March 17, 2009; and

  •
  50% of these shares vest at the end of the first 20 consecutive trading day period following the grant date during which our common stock trades at a price per share equal to or greater than (1) $76.26 in the case of awards granted prior to March 17, 2009 and (2) $50.00 for awards made on or after March 17, 2009; and

  •
  50% of the underlying shares vest on a performance-based schedule tied to our annual return on equity, or ROE, as measured by improvements against a baseline ROE. As our ROE improves from a minimum of 2% over the baseline, an increasing number of shares will vest. The shares vest in full when ROE improves 14% over the baseline. ROE is determined using non-GAAP pre-tax net income as published in our earnings releases, divided by the average common stockholder equity during the same period. Additionally, these shares vest in full at the end of the first 20 consecutive trading day period following the grant date during which our common stock trades at a price per share of at least $101.68. Any shares that are not vested at the end of the seventh calendar year will be forfeited.

        Our compensation committee reviews long-term equity incentive compensation on an annual basis as part of its annual review of executive compensation. When our compensation committee conducted its annual review of executive compensation in the first quarter of 2009, it revised the stock prices to be used as vesting triggers in the performance-based awards as described above. Given the price of our common stock at that time, the stock price vesting triggers for future awards were set at $35.00 and $50.00, rather than $50.84 and $76.26, respectively, to ensure that these awards properly incentivize our executive officers. The compensation committee also determined at this time that only two of our Named Executive Officers, Mr. Sexton and Ms. Arnold, would receive long-term incentive awards. Mr. Sexton received 9,500 restricted stock units for significantly decreasing our operating expenses and successfully integrating various systems and business processes, and Ms. Arnold received 15,000 restricted stock units for her efforts in successfully integrating several internal sales and services organizations, which had a significant impact on our achievement of our "One Avid" strategy. These restricted stock units were to vest in full on the earlier of (i) March 17, 2010 and (ii) the first date on which we publicly announced a non-GAAP operating profit for a completed 2009 fiscal quarter, which announcement occurred on January 28, 2010 when we issued our press release for fourth quarter 2009 results. These equity awards deviated from our standard equity award discussed above both in the form of equity and the vesting provisions because their primary purpose was to reward Mr. Sexton and Ms. Arnold for their significant accomplishments rather than to provide an incentive for future performance.

        On July 21, 2009, Ms. Arnold was awarded 10,000 time-based restricted stock units and an option to purchase 90,000 shares of common stock, of which 25% was time-based and 75% was performance-based, in connection with her promotion to Chief Operating Officer. Also on July 21, 2009, Mr. Gahagan was awarded 30,000 time-based restricted stock units and an option to purchase 200,000 shares of common stock, of which 25% was time-based and 75% was performance-based, as part of his new-hire compensation package. On August 19, 2009, Mr. Vann was awarded an option to purchase 50,000 shares of common stock, all of which was performance-based, in connection with his promotion to Senior Vice President of Worldwide Sales and Professional Services. For a description of the time-based vesting provisions of these equity awards, see the footnotes to the table entitled Grants of Plan-Based Awards for Fiscal Year 2009. The performance-based options for Ms. Arnold and Messrs. Gahagan and Vann follow the same vesting schedule as described in the bullets above. In addition, with respect to Mr. Vann's option grant, instead of tying vesting to the ROE metric, the vesting of this portion of his performance-based option was tied to the achievement of non-GAAP net profit and year-over-year revenue growth. These long-term incentive awards were determined after reviewing third-party survey sources.

        In the first quarter of 2010, in connection with its annual review of executive compensation, our compensation committee reviewed the currently outstanding equity grants held by our executive officers, including the vesting terms of performance-based equity, and determined that the performance-based equity granted prior to March 17, 2009 with stock price vesting triggers of $50.84 and $76.26 as described above was not providing the retentive value that it was originally designed to provide given that our stock price had been trading below $16 for the preceding 12 months. The compensation committee revised the vesting terms of this performance-based equity to provide that the underlying shares that were to vest based on these stock prices would also be subject to vesting in accordance with the ROE-based vesting criteria described below, so that such shares could also vest on the achievement of annual ROE targets. The compensation committee chose annual ROE as the additional performance metric in order to increase the executive officers' focus on sustainable profitable growth and the creation of long-term value for our stockholders. Before modifying these awards, our compensation committee reviewed the estimated cost to the company of making these changes.

        The modified performance-based options vest as follows:

Annual ROE Targets for the Shares Vesting at $50.84	Percentage of Stock Option to Vest	Annual ROE Targets for the Shares Vesting at $76.26
5%	20%	10%
6.25%	35%	11.25%
7.50%	50%	12.50%
8.75%	75%	13.75%
10%	100%	15%

Additionally, 50% of the underlying shares that vest solely based on stock price will vest at the end of the first 20 consecutive trading day period following the grant date during which our common stock trades at a price per share of at least $50.84 and the balance of the underlying shares that vest solely based on stock price will vest at the end of the first 20 consecutive trading day period following the grant date during which our common stock trades at a price per share of at least $76.26.

        The following table sets forth the number of shares underlying the modified performance-based options held by our Named Executive Officers:

	Number of Shares Underlying Modified Performance-Based Options that Vest at a Share Price of:
Executive	$50.84	$76.26
Gary G. Greenfield	150,000	150,000
Ken Sexton	50,000	50,000
Kirk E. Arnold	50,000	50,000
Martin Vann	25,000	25,000

        In the first quarter of 2010, our 162(m) subcommittee also approved new equity incentive awards to three of our Named Executive Officers as follows:

Executive	Time-Based Options	Performance-Based Restricted Stock Units
Gary G. Greenfield	150,000	75,000
Ken Sexton	75,000	25,000
Kirk E. Arnold	100,000	50,000

        The compensation committee decided to depart from its recent practice of granting time-based restricted stock units and performance-based options, and instead to grant time-based options and performance-based restricted stock units after its independent compensation consultant informed the committee that this was the prevalent practice among many technology companies. Before these awards were made, the compensation committee reviewed market data provided by its independent compensation consultant and considered individual performance, previously awarded equity grants and retention. These time-based options vest over a four-year period. The performance-based restricted stock units vest as follows:

Annual ROE Targets	Percentage of Restricted Stock Units to Vest
5%	20%
7%	36%
9%	52%
11%	68%
13%	84%
15%	100%

If the ROE Targets are not achieved for the year ending December 31, 2020, these restricted stock units will be forfeited. Additionally, 50% of these restricted stock units will vest at the end of the first 20 consecutive trading day period following the grant date during which our common stock trades at a price per share of at least $35.00 and the balance will vest at the end of the first 20 consecutive day period following the grant date during which our common stock trades at a price per share of at least $50.00.

        Other Benefits and Perquisites

        When some of our Named Executive Officers were hired, they negotiated certain benefits that are not available to all other employees. A summary of these personal benefits is as follows:

  •
  Messrs. Greenfield and Sexton and Ms. Arnold are each entitled to gross-up payments if he or she is subject to excise taxes in connection with any payment received in the event his or her employment is terminated following a change-in-control of our company;

  •
  Mr. Sexton is entitled to be reimbursed for his lodging costs in Massachusetts and receives $6,000 per month for commuting costs he incurs traveling to and from his home in Ohio and our company's office locations. He is also entitled to be reimbursed for certain tax payments associated with his lodging costs; and

  •
  Mr. Greenfield was reimbursed for relocation expenses and associated tax payments in connection with his relocation from Maryland to Massachusetts and in March 2009, our compensation committee approved a one-time payment of $300,000 to Mr. Greenfield to cover additional moving costs in connection with his relocation from Maryland to Massachusetts.

In addition to these specific benefits, from time to time, we have reimbursed our executive officers and other employees for reasonable expenses associated with relocation and associated tax payments. We believe these benefits were necessary in order to attract these individuals to join our company.

        There are no outstanding company loans to any of our executive officers. We do not provide our executive officers with car allowances, reserved parking spaces, separate dining or health club facilities or any other personal benefit perquisites.

        We provide broad-based benefits to all employees who work at least 20 hours per week, including health and dental insurance, life and disability insurance, and a 401(k) plan. Historically, we matched 50% of the employee contributions to our 401(k) plan up to a maximum of 6% of the participating employee's annual salary, resulting in a maximum company match of 3% of the participating employee's annual salary, subject to certain additional statutory age-based dollar limitations. However, in 2009, we suspended the company match for a seven-month period as part of our efforts to reduce expenses. Effective January 1, 2010, we resumed the company match to our 401(k). Our employee stock purchase plan allows participants to purchase shares of our common stock at a 15% discount from the fair market value of our common stock at the end of the applicable offering period. Our Named Executive Officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.

Severance and Change-in-Control Benefits

        Our executive officers are entitled to benefits in the event their employment terminates under specified circumstances. When we hired Mr. Greenfield in December 2007, our compensation committee negotiated severance terms as part of his employment agreement that the compensation committee believed to be in line with market practices. As we transformed our management structure after Mr. Greenfield's hiring, the compensation committee decided on a standard set of severance terms for all of our executive officers. The compensation committee believes that these terms are consistent with market practices and that providing severance and change-in-control benefits helps us attract and retain highly talented executive officers whose contributions are critical to our long-term success. For a detailed discussion of these benefits, along with estimates of their value under various circumstances, please see the sections of this proxy statement entitled Potential Payments Upon Termination Other Than Following a Change-in-Control and Potential Payments Upon Termination Following a Change-in-Control.

        Our compensation committee believes the severance and change-in-control benefits are appropriate based on the time it is expected to take an executive officer to find alternative employment and because it believes that the specific termination scenarios covered by the employment agreement are beyond the control of an executive officer. The company benefits by requiring the executive officer to sign a general release and non-competition and non-solicitation provisions. Our compensation committee also believes our change-in-control agreements protect stockholder interests by enhancing executive officers' focus during a potential or actual change-in-control by providing incentives to executive officers to remain with us despite uncertainties while a transaction is under consideration or pending.

Compensation of our Chairman, President and Chief Executive Officer

        Gary Greenfield joined our company in December 2007 as our new Chief Executive Officer following a five-month search conducted by an executive search firm and a subcommittee of our board of directors. After this subcommittee determined that Mr. Greenfield was the best candidate to lead our company, our compensation committee entered into an extensive negotiation with Mr. Greenfield of a compensation package, including an employment agreement. In a series of meetings, our compensation committee developed a compensation package for Mr. Greenfield designed to compensate Mr. Greenfield in a manner which is both competitive in the marketplace and aligns his long-term earnings potential with the interests of our stockholders. Mr. Greenfield's executive employment agreement was unanimously approved by our compensation committee after consideration of his unique qualifications and experience, his previous compensation levels and the competitive marketplace for executive talent at companies with which we compete.

        For a detailed discussion of the material terms of Mr. Greenfield's executive employment agreement, please see the summary of the agreement in the section of this proxy statement entitled Executive Employment Agreements with our Named Executive Officers.

        Mr. Greenfield's executive employment agreement includes the basic components of compensation paid to our other executive officers: base salary, annual cash incentive compensation, long-term incentive compensation and other benefit programs. The executive employment agreement also provides for severance payments should Mr. Greenfield be terminated without cause or if he terminates his employment for good reason at any time before or within twelve months after a change-in-control of our company. However, because Mr. Greenfield's employment agreement and the other elements of his compensation were the result of a negotiation with Mr. Greenfield and because of his unique role as the Chairman, President and Chief

Executive Officer of our company, his compensation package differed from those of our other executive officers in several respects, including the following material differences:

  •
  Mr. Greenfield is entitled to gross-up payments if he is subject to excise taxes in the event of a change-in-control of our company—a provision from which only two of our other executive officers benefit;

  •
  Mr. Greenfield received a one-time sign-on bonus of $600,000;

  •
  Mr. Greenfield is entitled to six weeks paid vacation compared with four weeks for our other executive officers;

  •
  the term of Mr. Greenfield's employment agreement is five years compared to three years for our other executive officers; and

  •
  Mr. Greenfield is entitled to a guaranteed annual bonus in the event that his employment is terminated by us without cause, or by him for good reason.

        When negotiating the compensation arrangements with Mr. Greenfield, our compensation committee reviewed the material terms with Watson Wyatt, and Watson Wyatt provided the following data that our compensation committee considered: the median base salary, short-term incentive compensation and long-term incentive compensation amounts awarded to Chief Executive Officers in the Avid Peer Group and the published industry survey data, and the total cost to our company under the various termination scenarios set forth in the executive employment agreement entered into with Mr. Greenfield.

Compensation of our Other Named Executive Officers

        At the direction of our compensation committee, Mr. Greenfield negotiated executive employment agreements with our other Named Executive Officers, which our compensation committee subsequently approved. Prior to negotiating these agreements, Mr. Greenfield provided our compensation committee with his recommendations regarding the compensation packages to be offered to our other Named Executive Officers. In addition to Mr. Greenfield's recommendations, our compensation committee also reviewed the Avid Peer Group and published industry survey data with respect to the other Named Executive Officers. For a detailed discussion of the material terms of these executive employment agreements, please see the summary of the agreements in the section of this proxy statement entitled Executive Employment Agreements with our Named Executive Officers. Like Mr. Greenfield's agreement, these executive employment agreements include four basic components of compensation: base salary, annual cash incentive compensation, long-term incentive compensation and other benefit programs. These executive employment agreements also provide for severance payments should any of our named executive officers' employment be terminated without cause or if he or she terminates his or her employment for good reason at any time before or within twelve months after a change-in-control of our company. Also, like Mr. Greenfield's agreement, these executive employment agreements provide for a significant portion of long-term incentive compensation to be performance-based. Agreements entered into with Mr. Sexton and Ms. Arnold also provide for gross-up payments if either is subject to excise taxes in the event of a change-in-control of our company.

        None of the Named Executive Officers other than Mr. Greenfield received a sign-on bonus and none is entitled to a guaranteed annual bonus in the event his or her employment is terminated by us without cause or by him or her for good reason. In addition, each is entitled to four weeks vacation and the term of each agreement is three years. The compensation we agreed to pay the other Named Executive Officers resulted from negotiations that reflect the compensation required in order to hire each of these individuals.

Stock Ownership Guidelines

        We introduced stock ownership guidelines in 2006 to further align the interests of our executive officers with those of our stockholders. These guidelines became effective on January 1, 2007. Under the guidelines, our executive officers are expected to hold our common stock in an amount at least equal to a multiple of their base salary as determined by their position. The guidelines range from one times base salary for certain of our executive officers to three times base salary for our Chief Executive Officer. For purposes of these guidelines, stock ownership includes restricted stock and restricted stock units, but does not include unexercised options. Our executive officers are expected to meet their ownership guidelines within three years of becoming subject to the guidelines. All of our Named Executive Officers have been employed by our company for fewer than three years and therefore, have not yet reached a measurement date under the policy.

SUMMARY COMPENSATION TABLE

        The table below summarizes compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, whom we refer to collectively as our Named Executive Officers, for the fiscal years 2009, 2008 and 2007.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation	All Other Compensation (3)	Total
Gary G. Greenfield(4)	2009	$882,692	—	—	—	—	$322,428	$1,205,120
Chairman, President and	2008	$900,000	—	—	—	—	$ 81,680	$ 981,680
Chief Executive Officer	2007	$ 27,692	$600,000	$2,541,000	$4,920,280	—	—	$8,088,972
Ken Sexton(5)	2009	$367,789	—	$ 93,005	—	—	$164,822	$ 625,616
Executive Vice President,	2008	$354,808	—	$1,307,000	$2,192,740	—	$162,126	$4,016,674
Chief Financial Officer and
Chief Administrative Officer
Kirk E. Arnold(6)	2009	$603,802	—	$ 275,150	$ 502,718	—	$ 8,694	$1,390,364
Executive Vice President and	2008	$533,076	—	$ 733,950	$1,493,205	—	$ 7,747	$2,767,978
Chief Operating Officer
Christopher C. Gahagan(7)	2009	$181,541	—	$ 384,900	$1,117,150	—	$ 450	$1,684,041
Senior Vice President of
Products
Martin Vann(8)	2009	$362,198	—	—	$ 229,125	$138,126	$ 7,456	$ 736,905
Senior Vice President of
Worldwide Sales and
Professional Services

(1)
These amounts do not reflect actual value realized by the Named Executive Officer. These amounts represent the aggregate grant date fair value of the stock awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718—Share-Based Payment. Amounts for 2008 and 2007 have been recalculated to comply with the new requirements. This column was prepared assuming none of the awards will be forfeited. The amounts were calculated based on their intrinsic value at the date of grant, as described in Note B, "Summary of Significant Accounting Policies—Accounting for Stock-Based Compensation," of our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)
These amounts do not reflect actual value realized by the Named Executive Officer. These amounts represent the aggregate grant date fair value of the option awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718—Share-Based Payment. Amounts for 2008 and 2007 have been recalculated to comply with the new requirements. This column was prepared assuming none of the awards will be forfeited. The amounts were calculated as described in Note B, "Summary of Significant Accounting Policies—Accounting for Stock-Based Compensation," of our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009. A portion of the shares underlying each option award reflected in this column vest over time, a portion of such shares vest on a performance-based schedule tied to our stock price, and the balance of such shares vest pursuant to a performance based schedule tied to both our stock price and our annual return on equity. The fair value of the shares underlying an option award that vest based on time was calculated using the Black-Scholes option pricing model. The fair value of the shares underlying an option award that vest pursuant to a performance-based schedule tied to our stock price was calculated using a Monte Carlo simulation. The fair value of the shares underlying an option award that vest pursuant to a performance-based schedule tied to both our stock price and our annual return on equity was calculated using both a Monte Carlo simulation and the Black-Scholes option pricing model, and the higher valuation was used. The following table sets forth the number of shares underlying each option grant that are performance-based, and the maximum potential fair value of the performance-based portion of such option as of the date of grant, assuming payout were to occur based on the achievement of maximum performance:

Name	Grant Date	Number of Performance-Based Shares Underlying the Option	Maximum Potential Value of the Performance-Based Portion of such Option as of the Date of Grant
Gary G. Greenfield	12/19/07	625,000	$6,152,557
Ken Sexton	01/28/08	210,000	$2,288,602
Kirk E. Arnold	02/11/08	210,000	$1,796,650
	07/21/09	67,500	$ 445,632
Christopher C. Gahagan	07/21/09	150,000	$ 990,294
Martin Vann(a)	08/19/09	50,000	$ 255,905

(a)
On March 15, 2010, Mr. Vann surrendered this option for cancellation. See the section of our Compensation Discussion and Analysis entitled Martin Vann's Cash Incentive Compensation for further information.
(3)
"All Other Compensation" for each of the Named Executive Officers includes the following:

Name	Year	Relocation Benefit(a)	Reimbursement for Taxes(b)	Lodging(c)	Commuter Allowance (d)	Company Match on 401(k)	Imputed Income for Group Term Life Insurance
Gary G. Greenfield	2009	$315,612	—	—	—	$3,462	$3,354
	2008	$ 58,719	$21,098	—	—	—	$1,863
	2007	—	—	—	—	—	—
Ken Sexton	2009	—	$24,326	$60,815	$72,000	$4,327	$3,354
	2008	—	$24,150	$60,376	$68,125	$7,750	$1,725
Kirk E. Arnold	2009	—	—	—	—	$6,900	$1,794
	2008	—	—	—	—	$6,712	$1,035
Christopher C. Gahagan	2009	—	—	—	—	—	$ 450
Martin Vann	2009	—	—	—	—	$5,692	$1,764

(a)
With respect to fiscal year 2008, this amount represents reimbursement of relocation expenses incurred in 2008 related to Mr. Greenfield's relocation from Maryland to Massachusetts. On March 17, 2009, our compensation committee approved a one-time payment of $300,000 to Mr. Greenfield to cover additional moving costs in connection with Mr. Greenfield's relocation from Maryland to Massachusetts. Mr. Greenfield was also reimbursed $15,612 for additional relocation expenses incurred in 2009.

(b)
With respect to Mr. Greenfield, this amount represents a tax reimbursement that he received in connection with his relocation expenses. With respect to Mr. Sexton, these amounts represent tax reimbursements that he received in connection with his lodging expenses.

(c)
These amounts represent reimbursement of lodging expenses Mr. Sexton incurred in 2008 and 2009, to which he is entitled pursuant to the terms of his executive employment agreement.

(d)
Pursuant to the terms of Mr. Sexton's executive employment agreement, he is paid an allowance of $6,000 per month for commuting expenses incurred traveling to and from his home in Ohio and our company's office locations.

(4)
Mr. Greenfield joined our company on December 19, 2007. See the section of this proxy statement entitled Executive Employment Agreements with our Named Executive Officers for further information regarding Mr. Greenfield's employment agreement.

(5)
Mr. Sexton joined our company in January 2008 as Executive Vice President and Chief Administrative Officer. In July 2008, Mr. Sexton assumed the additional role of Chief Financial Officer. See the section of this proxy statement entitled Executive Employment Agreements with our Named Executive Officers for further information regarding Mr. Sexton's employment agreement.

(6)
Ms. Arnold joined our company in February 2008 as Executive Vice President and General Manager, Video. In July 2009, Ms. Arnold became Executive Vice President and Chief Operating Officer. See the section of this proxy statement entitled Executive Employment Agreements with our Named Executive Officers for further information regarding Ms. Arnold's employment agreement.

(7)
Mr. Gahagan joined our company in July 2009 as Senior Vice President of Products. See the section of this proxy statement entitled Executive Employment Agreements with our Named Executive Officers for further information regarding Mr. Gahagan's employment agreement.

(8)
In August 2009, Mr. Vann, formerly Vice President of Sales and Professional Services for our Video business unit, became Senior Vice President of Worldwide Sales and Professional Services. See the section of our Compensation Discussion and Analysis entitled Martin Vann's Cash Incentive Compensation and the section of this proxy statement entitled Executive Employment Agreements with our Named Executive Officers for further information regarding Mr. Vann's employment agreement.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2009

        The following table sets forth information regarding all plan-based awards granted to our Named Executive Officers during the fiscal year ended December 31, 2009. The equity awards granted in fiscal year 2009 identified in the table below are also reported in the table entitled Outstanding Equity Awards at 2009 Fiscal Year-End. All equity awards to our Named Executive Officers in 2009 were granted under our Amended and Restated 2005 Stock Incentive Plan. For additional information regarding the non-equity incentive plan awards and the equity incentive plan awards, please refer to the Annual Cash Incentive Compensation and Long-Term Equity Incentive Compensation sections of our Compensation Discussion and Analysis.

									All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options		Grant Date Total Fair Value of Stock and Option Award(2)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)
	Grant Date	Approval Date
Name			Threshold	Target	Maximum	Threshold	Target	Maximum
Gary G. Greenfield	N/A		$264,808	$882,692	$1,191,634
Ken Sexton	N/A		$110,337	$367,789	$ 496,515
	03/17/09	03/17/09							9,500(4)			$ 93,005
Kirk E. Arnold	N/A		$181,141	$603,802	$ 815,133
	03/17/09	03/17/09							15,000(4)			$146,850
	07/21/09	07/20/09							10,000(5)			$128,300
	07/21/09	07/20/09								22,500(6)	$12.84	$131,693
	07/21/09	07/20/09					45,000(3)				$12.84	$279,450
	07/21/09	07/20/09					22,500(3)				$12.84	$ 91,575
Christopher C. Gahagan	N/A		$ 54,462	$181,541	$245,080
	07/21/09	07/20/09							30,000(5)			$384,900
	07/21/09	07/20/09								50,000(6)	$12.84	$292,650
	07/21/09	07/20/09					100,000(3)				$12.84	$621,000
	07/21/09	07/20/09					50,000(3)				$12.84	$203,500
Martin Vann	N/A		$ 14,772	$246,200	N/A
	8/19/09						25,000(3)				$12.35	$141,625
	8/19/09						25,000(3)				$12.35	$114,280

(1)
Except with respect to Mr. Vann, these awards represent estimated potential payouts under our annual executive bonus plan for 2009. No bonuses were paid to our Named Executive Officers under our bonus plan for 2009 because the company did not meet the required non-GAAP operating profit threshold. Bonus awards under our bonus plan for 2009 are determined as the result of formulae contained in the plan, which are described in detail in the Annual Cash Incentive Compensation section of our

  Compensation Discussion and Analysis. The "Target" column sets forth the amount each of our Named Executive Officers would have received with respect to 2009 if our company achieved the 2009 target non-GAAP operating earnings of $46.5 million, the 2009 target revenues of $775.0 million and the 2009 target return on invested capital of 11.0%. The "Threshold" column sets forth the amount each of our Named Executive Officers would have received with respect to 2009 if our company achieved the 2009 threshold non-GAAP operating earnings of $30.0 million, the 2009 threshold revenues of $720.0 million and the 2009 threshold return on invested capital of 7.0%. The "Threshold" payment amount is equal to 30% of each Named Executive Officer's "Target" amount. The "Maximum" column sets forth the maximum amount each Named Executive Officer would have received with respect to 2009 if our company achieved the 2009 maximum non-GAAP operating earnings of $59.8 million, the 2009 maximum revenues of $800.0 million and the 2009 maximum return on invested capital of 14.2%. The "Maximum" payment amount is equal to 135% of each Named Executive Officer's "Target" amount.

  Mr. Vann's "Target" amount includes the target amount he was eligible to receive under our bonus plan for 2009 of $49,240, target commissions of $147,720 and a target MBO payment of $49,240. Mr. Vann's "Threshold" amount represents 30% of his "Target" amount under our bonus plan for 2009. Mr. Vann did not receive any payments under his MBO for 2009 because he did not achieve his MBO target goal for 2009. There is no cap on Mr. Vann's "Maximum" amount because there is no cap on his commission payments. The maximum amount he was eligible to receive under our bonus plan for 2009 was $66,474 and the maximum amount he was eligible to receive under his MBO was $61,550.

(2)
These amounts do not reflect actual value realized by the Named Executive Officer. These amounts represent the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718—Share-Based Payment, of restricted stock, restricted stock units and options granted to our Named Executive Officers in 2009. For additional information on the valuation assumptions underlying the value of these awards, see Note B, "Summary of Significant Accounting Policies—Accounting for Stock-Based Compensation," to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009.

(3)
With respect to Ms. Arnold, 45,000 shares subject to this option vest pursuant to a performance-based schedule tied to our stock price and 22,500 shares vest pursuant to a performance-based schedule tied to both our stock price and our annual return on equity. These options were granted to Ms. Arnold when she was promoted to Chief Operating Officer. With respect to Mr. Gahagan, 100,000 shares subject to this option vest pursuant to a performance-based schedule tied to our stock price and 50,000 shares vest pursuant to a performance-based schedule tied to both our stock price and our annual return on equity. Mr. Gahagan's award was granted as part of his compensation package when he joined our company. With respect to Mr. Vann: 25,000 shares subject to this option vest pursuant to a performance-based schedule tied to our stock price; and 25,000 shares vest pursuant to a performance-based schedule tied to each of the following: our stock price, our company achieving a net profit and year-over-year revenue growth. This option was granted to Mr. Vann when he was promoted to Senior Vice President of Worldwide Sales and Professional Services; however, on March 15, 2010, Mr. Vann surrendered this option for cancellation. See the section of our Compensation Discussion and Analysis entitled Martin Vann's Cash Incentive Compensation for further information on the surrender of Mr. Vann's option. For a summary of the vesting provisions, see the Long-Term Equity Incentive Compensation section of our Compensation Discussion and Analysis.

(4)
On March 17, 2009, Ms. Arnold and Mr. Sexton were awarded 15,000 and 9,500 restricted stock units, respectively, for exemplary performance. The restricted stock units vest in full upon the earlier of (a) March 17, 2010 and (b) the first date on which the company publicly announces a non-GAAP operating profit for a completed 2009 fiscal quarter, which announcement occurred on January 28, 2010 when we issued our press release for fourth quarter 2009 results.

(5)
Ms. Arnold was awarded 10,000 restricted stock units in connection with her promotion to Chief Operating Officer. Mr. Gahagan was awarded 30,000 restricted stock units when he joined the company as Senior Vice President of Products. These restricted stock units vest in four equal annual installments commencing on July 21, 2010.

(6)
The shares subject to this option vest as follows: 25% of the shares vest on the first anniversary of the grant date and the remaining 75% vest in equal 2.083% installments every three months thereafter. With respect to Ms. Arnold, this option was granted in connection with her promotion to Chief Operating Officer and with respect to Mr. Gahagan, this option was granted as part of his compensation package when he joined the company.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

        The following tables set forth information regarding the outstanding equity awards held by each of our Named Executive Officers as of December 31, 2009. All vesting is contingent upon, among other things, continued employment with our company.

Option Awards

Name	Number of Securities Underlying Unexercised Options— Exercisable	Number of Securities Underlying Unexercised Options— Unexercisable(1)	Equity Incentive Plan Award: Number of Securities Underlying Unexercised Unearned Options(1)(2)	Option Exercise Price	Option Expiration Date
Gary G. Greenfield	50,000	50,000(3)		$25.42	12/19/14
			300,000(8)	$25.42	12/19/14
			325,000(8)	$25.42	12/19/14
Ken Sexton	21,875	28,125(4)		$26.15	01/28/15
			100,000(9)	$26.15	01/28/15
			110,000(9)	$26.15	01/28/15
Kirk E. Arnold	15,313	19,687(5)		$20.98	02/11/18
			100,000(9)	$20.98	02/11/18
			110,000(9)	$20.98	02/11/18
		22,500(6)		$12.84	07/21/16
			45,000(10)	$12.84	07/21/16
			22,500(10)	$12.84	07/21/16
Christopher C. Gahagan	—	50,000(6)		$12.84	07/21/16
			100,000(11)	$12.84	07/21/16
			50,000(11)	$12.84	07/21/16
Martin Vann	15,625	34,375(7)		$17.02	07/14/15
			50,000(12)	$17.02	07/14/15
			25,000(13)	$12.35	08/19/16
			25,000(13)	$12.35	08/19/16

(1)
Unvested options vest in full if, within twelve months following a change-in-control of our company, the Named Executive Officer is terminated by us without cause or if he or she terminates his or her employment with us for good reason.

(2)
The options reported in this column are performance-based options. These options are distinguished from the other options in this table because they will vest only if the performance goals are achieved and will be otherwise forfeited.

(3)
The shares subject to this option vest in equal quarterly installments of 6,250 shares. The next installment vests on March 19, 2010 and the last installment vests on December 19, 2011.

(4)
The shares subject to this option vest in equal quarterly installments of 3,125 shares. The next installment vests on January 28, 2010 and the last installment vests on January 28, 2012.

(5)
The shares subject to this option vest in equal quarterly installments of 2,188 shares. The next installment vests on February 11, 2010 and the last installment vests on February 11, 2012.

(6)
The shares subject to this option vest as follows: 25% of the shares vest on July 21, 2010 and the remaining 75% vest in equal 2.083% installments every three months thereafter.

(7)
The shares subject to this option vest in equal quarterly installments of 3,125 shares. The next installment vests on January 14, 2010 and the last installment vests on July 14, 2012 when all shares will be vested.

(8)
300,000 shares subject to this option vest on a performance-based schedule tied to our stock price and 325,000 shares vest on a performance-based schedule tied to both our stock price and our annual return on equity. For a summary of the vesting provisions, see the Long-Term Equity Incentive Compensation section of our Compensation Discussion and Analysis.

(9)
100,000 shares subject to this option vest on a performance-based schedule tied to our stock price and 110,000 shares vest on a performance-based schedule tied to both our stock price and our annual return on equity. For a summary of the vesting provisions, see the Long-Term Equity Incentive Compensation section of our Compensation Discussion and Analysis.

(10)
45,000 shares subject to this option vest on a performance-based schedule tied to our stock price and 22,500 shares vest on a performance-based schedule tied to both our stock price and our annual return on equity. These performance-based options follow the same vesting schedule as described in the Long-Term Equity Incentive Compensation section of our Compensation Discussion and Analysis.

(11)
100,000 shares subject to this option vest on a performance-based schedule tied to our stock price and 50,000 shares vest on a performance-based schedule tied to both our stock price and our annual return on equity. These performance-based options follow the same vesting schedule as described in the Long-Term Equity Incentive Compensation section of our Compensation Discussion and Analysis.

(12)
The shares subject to this option vest on a performance-based schedule tied to our stock price. For a summary of the vesting provisions, see the Long-Term Equity Incentive Compensation section of our Compensation Discussion and Analysis.

(13)
On March 15, 2010, Mr. Vann surrendered this option for cancellation. See the section of our Compensation Discussion and Analysis entitled Martin Vann's Cash Incentive Compensation for further information on the surrender of Mr. Vann's option. 25,000 shares subject to this option vest on a performance-based schedule tied to our stock price and 25,000 shares vest on a performance-based schedule tied to our company reporting a non-GAAP net profit and year-over-year revenue growth. With respect to the 25,000 shares that vest based on stock price, 12,500 of the shares vest when our stock price trades at or above $35.00 for the applicable 20 day period and 12,500 of the shares vest when our stock price trades at or above $50.00 for the applicable 20 day period. With respect to the 25,000 shares that vest based on non-GAAP net profit and year-over-year revenue growth, 12,500 of the shares vest when our company reports a non-GAAP net profit and year-over-year revenue growth of at least 5% and 12,500 of the shares vest when our company reports a non-GAAP net profit and year-over-year revenue growth of at least 10%. For a summary of the vesting provisions, see the Long-Term Equity Incentive Compensation section of our Compensation Discussion and Analysis.

 Stock Awards

Name	Number of Shares or Units of Stock that Have Not Vested(1)	Market Value of Shares or Units of Stock that Have Not Vested(2)
Gary G. Greenfield	50,000(3)	$638,000
Ken Sexton	28,125(4)	$358,875
	9,500(5)	$121,220
Kirk E. Arnold	23,333(6)	$297,729
	15,000(5)	$191,400
	10,000(7)	$127,600
Christopher C. Gahagan	30,000(7)	$382,800
Martin Vann	10,000(8)	$127,600

(1)
Unvested restricted stock and restricted stock units vest in full if, within twelve months following a change-in-control of our company, such Named Executive Officer is terminated by us without cause or if such Named Executive Officer terminates his or her employment with us for good reason.

(2)
This amount was determined by multiplying the total number of shares of common stock underlying the restricted stock units by $12.76, the closing price of our common stock on NASDAQ on December 31, 2009.

(3)
The shares vest in equal quarterly installments of 6,250 shares. The next installment vests on March 19, 2010 until fully vested on December 19, 2011.

(4)
These shares vest in equal quarterly installments of 3,125 shares. The next installment vests on January 28, 2010 until fully vested on January 28, 2012.

(5)
These shares vest in full upon the earlier of (a) March 17, 2010 and (b) the first date on which the company publicly announces a non-GAAP operating profit for a completed 2009 fiscal quarter, which announcement the company made when it issued its press release on fourth quarter 2009 results on January 28, 2010.

(6)
11,666 restricted stock units vest on February 11, 2010, 2,917 restricted stock units vest on February 11, 2011, and the remaining 8,750 restricted stock units vest in four equal quarterly installments thereafter until fully vested on February 11, 2012.

(7)
These shares vest in equal annual installments until fully vested on July 21, 2013.

(8)
5,000 restricted stock units vest on July 14, 2010, 1,250 restricted stock units vest on July 14, 2011, and the remaining 3,750 restricted stock units vest in four equal quarterly installments thereafter until fully vested on July 14, 2012.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2009

        The following table sets forth the number of restricted stock awards that vested for our Named Executive Officers in 2009 and the aggregate dollar amount realized by our Named Executive Officers upon the vesting of the restricted stock awards. None of our Named Executive Officers exercised options in 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Gary G. Greenfield	35,553	$603,500
Ken Sexton	12,500	$147,437
Kirk E. Arnold	7,739	$120,520
Christopher C. Gahagan	—	—
Martin Vann	3,414	$ 57,850

Non-Qualified Deferred Compensation

        Our executive officers, along with our U.S.-based vice presidents and members of our board of directors, are eligible to participate in our non-qualified deferred compensation plan, which was established to provide participants with the opportunity to defer the receipt of up to 60% of their base salary and all or a portion of their bonuses or director's fees, as applicable. Under our non-qualified deferred compensation plan, we credit each participant's account with the amount that would have been earned had the deferred amounts been invested in one or more of the various investment options (as selected by the participant) that are available under our non-qualified deferred compensation plan. The available investment options are the same investment options that are generally available to all employees under our 401(k) retirement plan. The interest rate earned on the deferred amounts is not above-market or preferential. Participants who terminate their employment with us after reaching age 55 will be paid, at the participant's option, in a lump-sum or in installments over two to ten years. Participants who terminate employment before attaining age 55 or due to death will be paid in a lump sum. In each case, payments may also be delayed by six months in order to comply with Internal Revenue Code Section 409A. Participants who experience an unforeseen catastrophic financial emergency may receive, while still employed, a lump sum distribution of an amount necessary to alleviate the emergency. Participants are not permitted to withdraw funds from their accounts for any reason other than in connection with termination or death, or an unforeseen catastrophic financial emergency. In addition, we are not required to make, nor do we make, any contributions to our non-qualified deferred compensation plan. The benefits payable under our non-qualified deferred compensation plan represent an unfunded and unsecured contractual obligation of our company to pay the value of the deferred compensation in the future. As of December 31, 2009, there was an obligation of $459,269 in the plan.

        None of our Named Executive Officers participated in our non-qualified deferred compensation plan in 2009.

 Other Elements

        Our employee stock purchase plan, which is generally available to all employees, including our executive officers, allows participants to purchase shares of our common stock at a 15% discount from the fair market value of our common stock at the end of each applicable offering period. Our employees purchased a total of 129,949 shares of common stock under this plan in 2009.

Executive Employment Agreements with our Named Executive Officers

        We have entered into employment agreements with our executive officers, which provide for an annual salary, an annual incentive bonus based on the achievement of performance objectives developed and determined by our compensation committee, a long-term equity award (if the executive was a new hire or promoted to become an executive officer and in either case did not receive an equity award prior to signing the employment agreement) and participation in our employee benefit programs. The employment agreement that we entered into with Mr. Vann, our Senior Vice President of Worldwide Sales and Professional Services, also provides that Mr. Vann will be eligible to participate in other cash incentive plans as approved by our compensation committee from time to time.

        Each agreement has a term of three years, will automatically renew for one-year periods so long as neither our company nor the executive officer provides 180 days' prior written notice of its intent to terminate, and will be extended for an additional twelve months in the event of a change-in-control of our company or a potential change-in-control of our company occurring within twelve months prior to the end of the then-current term. Mr. Greenfield's agreement has a term of five years and does not automatically renew at the end of the term.

        Under these agreements, each of these Named Executive Officers is entitled to the following:

Name	Base Salary	Annual Incentive Bonus Target(1)	Time-Based Options(2)	Performance-Based Options(3)	Time-Based Restricted Stock or Restricted Stock Units(4)	Other(5)
Gary G. Greenfield	$936,000	100% of Base Salary	100,000	625,000	100,000	Tax gross-ups, reimbursement of relocation costs, 6 weeks vacation
Ken Sexton	$400,000	100% of Base Salary	50,000	210,000	50,000	Tax gross-ups, commuting and lodging expenses, and 4 weeks vacation
Kirk E. Arnold	$630,000	100% of Base Salary	35,000	210,000	35,000	Tax gross-ups and 4 weeks vacation
Christopher C. Gahagan	$400,000	100% of Base Salary	50,000	150,000	30,000	4 weeks vacation
Martin Vann(6)	$369,300	80% of Base Salary	—	50,000	—	4 weeks vacation

(1)
Each executive officer is eligible to participate in our annual performance-based executive bonus plan pursuant to which he or she is entitled to receive a cash bonus based on a target percentage of his or her annual base salary. Our annual executive bonus plan is described in detail in the Annual Cash Incentive Compensation section of our Compensation Discussion and Analysis.

(2)
These options have a seven-year term and an exercise price per share equal to the closing price of our common stock on NASDAQ on the grant date. For Messrs. Greenfield and Sexton and Ms. Arnold, the shares subject to this option vest in equal 6.25% increments every three months. For Mr. Gahagan, 25% of the shares subject to this option vest on the first anniversary of the grant date and the remaining shares vest in equal increments every three months for the remaining 36 months. Vesting is contingent upon continued employment with our company.

(3)
These options have a seven-year term and an exercise price per share equal to the closing price of our common stock on NASDAQ on the grant date. For Mr. Greenfield, 300,000 of the shares subject to this option vest on a performance-based schedule tied to our stock price and 325,000 shares vest on a performance-based schedule tied to both our stock price and our annual return on equity. For Mr. Sexton and Ms. Arnold, 100,000 of the shares subject to this option vest on a performance-based schedule tied to our stock price and 110,000 shares vest on a performance-based schedule tied to both our stock price and our annual return on equity. For Mr. Gahagan, 100,000 of the shares subject to this option vest on a performance-based schedule tied to our stock price and 50,000 of the shares subject to this option vest on a performance-based schedule tied to both our stock price and our annual return on equity. These performance-based options follow the vesting schedule summarized above in the Long-Term Equity Incentive Compensation section of our Compensation Discussion and Analysis; however, with respect to Mr. Gahagan, of the 100,000 shares that vest based on stock price, 50,000 of the shares vest when our stock price trades at or above $35.00 for the applicable 20 day period and 50,000 of the shares vest when our stock price trades at or above $50.00 for the applicable 20 day period. With respect Mr. Vann, 25,000 of the shares subject to this option vest on a performance-based schedule tied to our stock price and 25,000 shares vest on a performance-based schedule tied to our non-GAAP net operating profit and year-over-year revenue growth. Of the 25,000 shares that vest on a performance-based schedule tied to our stock price, 12,500 of the shares vest when our stock price trades at or above $35.00 for the applicable 20 day period and 12,500 of the shares vest when our stock price trades at or above $50.00 for the applicable 20 day period. Of the 25,000 shares that vest based on non-GAAP net profit and year-over-year revenue growth, 12,500 of the shares vest when our company reports a non-GAAP net profit and year-over-year revenue growth of at least 5% and 12,500 of the shares vest when our company reports a non-GAAP net profit and year-over-year revenue growth of at least 10%. On March 15, 2010, Mr. Vann surrendered this option for cancellation; see the section of our Compensation Discussion and Analysis entitled Martin Vann's Cash Incentive Compensation for further information. For a summary of the vesting provisions, see the Long-Term Equity Incentive Compensation section of our Compensation Discussion and Analysis. Vesting is contingent upon continued employment with our company.

(4)
For Mr. Greenfield, these restricted shares vested as to 25% of the shares on January 1, 2009 and thereafter in twelve equal quarterly installments beginning on March 19, 2009. For Mr. Sexton, these restricted stock units vest in equal 6.25% increments every three months following the grant date. For Ms. Arnold, 33.3% of these restricted stock units vest on the first anniversary of the grant date, 33.3% of these restricted stock units vest on the second anniversary of the grant date, 8.3% of the restricted stock units vest on the third anniversary of the grant date and the remaining 25% of the restricted stock units vest in equal quarterly installments every three months thereafter. For Mr. Gahagan, these restricted stock units vest in equal annual installments until the fourth anniversary of the grant date. Vesting is contingent upon continued employment with our company.

(5)
Messrs. Greenfield and Sexton and Ms. Arnold are entitled to gross-up payments if he or she is subject to excise taxes in the event he or she is terminated after a change-in-control of our company. Mr. Greenfield is entitled to reimbursement of relocation costs. Finally, Mr. Sexton is entitled to reimbursement of lodging expenses (and a tax gross-up on the lodging expenses) and receives $6,000 per month for commuting costs.

(6)
As Senior Vice President of Worldwide Sales and Professional Services, Mr. Vann's 2010 annual cash incentive compensation consists of the following three elements: (i) a cash bonus target of 26.7% of his base salary under our bonus plan for 2010, (ii) a cash bonus target of 40% of his base salary tied to sales commissions and (iii) a cash bonus target of 13.3% of his base salary tied to a MBO. Mr. Vann's performance-based option was granted in connection with his promotion to Senior Vice President of Worldwide Sales and Professional Services, which occurred prior to the time he signed an employment agreement.

        The agreements also provide that if the Named Executive Officer's employment with us is terminated by us without cause or by the Named Executive Officer for good reason other than within twelve months after a change-in-control of our company, the Named Executive Officer will be entitled to receive, along with other payments set forth in the agreements, 12 months base salary, a bonus equal to the Named Executive Officer's target bonus and reimbursement of COBRA premiums for twelve months. In addition, any time-based vesting awards held by the Named Executive Officer will vest as to an additional number of shares equal to the number of shares that would have been vested as of the end of the twelve-month period following the date of termination. The Named Executive Officer will also be entitled to exercise any options for twelve months after the termination of his or her employment.

        If the Named Executive Officer's employment is terminated by us without cause or by the Named Executive Officer for good reason within twelve months after a change-in-control of our company or during a potential change-in-control period, the Named Executive Officer will be entitled to receive, along with certain other payments set forth in the agreement:

  •
  the greater of the Named Executive Officer's highest annual incentive bonus for the prior two years or 100% of his or her base salary prorated through the date of termination; and

  •
  an amount equal to 1.5 times the sum of his or her base salary plus the greater of the Named Executive Officer's highest annual incentive bonus for the prior two years or 100% of his or her base salary.

        In the case of a termination after a change-in-control of our company, the foregoing amounts will be made in a lump-sum payment and in the case of a termination during a potential change-in-control, they will be paid over the 18-month period commencing on the termination date. In addition, all outstanding options and restricted stock awards held by the Named Executive Officer will vest in full and the Named Executive Officer will be entitled to exercise any options for 18 months after the termination of his or her employment. The Named Executive Officer will be entitled to reimbursement of COBRA premiums for 18 months. Mr. Sexton and Ms. Arnold will also be entitled to tax gross-up payments if he or she is subject to excise taxes in the event of a change-in-control of our company.

        In the event of his or her death or disability, the Named Executive Officer will be entitled to twelve months' base salary and any time-based vesting awards held by the Named Executive Officer will vest as to an additional number of shares equal to the number of shares that would have been vested as of the end of the twelve-month period following the date of termination.

        For a summary of these benefits, see the sections below entitled Potential Payments Upon Termination Other Than Following a Change-in-Control,Potential Payments Upon Termination Following a Change-in-Control and Potential Payments Upon Termination Due to Death or Disability.

        Section 409A of the Internal Revenue Code forbids certain severance payments to be made to executive officers during the six-month period following termination of employment because these payments are considered deferred compensation under the definition of the Internal Revenue Code. To the extent any payments to be made to the Named Executive Officers violate Section 409A of the Internal Revenue Code, we will hold the amounts and pay them in a lump sum without interest after the expiration of this six-month period.

        In order to be eligible to receive any of the above payments and benefits, the Named Executive Officer (or his or her representative) must execute a general release of claims against our company, excluding any claims relating to our company's obligations under the executive employment agreement.

        These agreements also contain non-competition and non-solicitation provisions that will restrict the Named Executive Officer from engaging in activities competitive with our business or soliciting persons that were employed by or engaged with our company for a period of twelve months in connection with a termination, other than in connection with a change-in-control of our company, and 18 months in connection with a termination within 12 months following a change-in-control of our company.

        For the purposes of these employment agreements, "cause" generally includes:

  •
  material failure to perform assigned duties and responsibilities;

  •
  a breach of the employment agreement or any other material written agreement;

  •
  material violation of a material company policy;

  •
  fraud, embezzlement or other material dishonesty relating to the company;

  •
  conviction of a crime constituting a felony or involving fraud, dishonesty or moral turpitude; and

  •
  failing or refusing to cooperate in an internal or external investigation in which the company has a material interest.

Messrs. Gahagan's and Vann's employment agreements additionally provide that the Named Executive Officer's gross negligence and willful misconduct each constitute "cause."

        With the exception of Mr. Greenfield, for the purposes of these employment agreements, "good reason" generally includes:

  •
  material breach of the executive employment agreement by the company;

  •
  a material diminution in the Named Executive Officer's authority, duties or responsibilities;

  •
  a material change in the Named Executive Officer's office location; and

  •
  a material diminution in the Named Executive Officer's base salary other than an across-the-board proportionate reduction in the salaries of all senior executives.

For the purposes of Mr. Greenfield's employment agreement, "good reason" includes the first three bullets above, as well as: (i) the removal or failure to reappoint Mr. Greenfield to the position of Chairman of the Board at any time during the term of his agreement; (ii) a requirement that Mr. Greenfield report to anyone other than our board of directors; and (iii) in connection with a change-in-control of our company, Mr. Greenfield is not appointed as chairman and chief executive officer of the surviving company.

        For the purposes of the executive employment agreements, a change-in-control of our company is deemed to have occurred when: (i) any "person," as defined in the Exchange Act of 1934, acquires 30% or more of our voting securities; (ii) a majority of our directors are replaced in certain circumstances; or (iii) stockholders approve certain mergers, or a liquidation or sale of our assets; and the event that occurs is a "change in the ownership or effective control of a corporation" or a "change in the ownership of a substantial portion of the assets of a corporation," as defined in Treasury Regulation §1.409A-3(i)(5).

Potential Payments Upon Termination Other Than Following a Change-in-Control

        The following table sets forth the estimated benefits that each of our Named Executive Officers would be entitled to receive upon termination of his or her employment with our company (other than a termination following a change-in-control of our company) if our company terminates the Named Executive Officer's employment without cause or the Named Executive Officer terminates his or her employment for good reason, as provided for in his or her executive employment agreement. These disclosed amounts assume that the Named Executive Officers' employment terminated on December 31, 2009. The amounts disclosed in the table are estimates only and do not necessarily reflect the actual amounts that would be paid to our Named Executive Officers, which amounts would only be known at the time that they become eligible for payment following their termination. In order for a Named Executive Officer to be eligible to receive any of the below payments and benefits, he or she must execute a general release of claims against our company, excluding any claims relating to our company's obligations under his or her change-in-control agreement.

Estimated Current Value of Severance Benefits
(Other than for Death or Disability)

Name	Severance Amount(1)	Early Vesting of Stock Options(2)	Early Vesting of Restricted Stock and Restricted Stock Units(3)	Other(4)	Total
Gary G. Greenfield	$2,700,000	—	$319,000	$42,452	$3,061,452
Ken Sexton	$ 750,000	—	$280,720	$42,452	$1,073,172
Kirk E. Arnold	$1,243,562	—	$372,158	$46,953	$1,662,673
Christopher C. Gahagan	$ 566,667	—	$ 95,700	$42,210	$ 704,577
Martin Vann	$ 418,540	—	$ 63,800	$46,953	$ 529,293

(1)
Except for Mr. Greenfield, this amount reflects the sum of each Named Executive Officer's (i) annual base salary in effect on the date of termination and (ii) target annual cash incentive compensation for the year of termination multiplied by the actual plan payout factor (assuming the plan payout factor is 100%) and prorated for the number of months that the executive officer was actually employed by our company. For Mr. Greenfield, this amount represents the sum of (i) his annual base salary in effect on the date of termination and (ii) two cash incentive compensation payments for the year of termination, in each case assuming the plan payout factor is 100%, as follows: (a) 100% target annual cash incentive compensation and (b) target annual cash incentive compensation prorated for the number of days Mr. Greenfield was employed by our company.

(2)
Although our Named Executive Officers were entitled to one-year acceleration of vesting with respect to time-based options that they held on their assumed termination date (December 31, 2009), no value is reflected in this column because the closing prices of our common stock on NASDAQ on December 31, 2009 was below the respective exercise prices of these options for all of our Named Executive Officers.

(3)
This amount equals the number of shares of restricted stock units that would have vested during the period beginning January 1, 2010 and ending December 31, 2010 multiplied by $12.76, the closing price of our common stock on NASDAQ on December 31, 2009.

(4)
Includes (i) $30,000 for outplacement services for Ms. Arnold and Messrs. Greenfield, Sexton, Gahagan and Vann and (ii) twelve months of medical benefits continuation for each Named Executive Officer as follows: Mr. Greenfield: $12,452, Mr. Sexton: $12,452, Ms. Arnold: $16,953, Mr. Gahagan: $12,210 and Mr. Vann: $16,953.

Potential Payments Upon Termination Following a Change-in-Control

        The following table sets forth the estimated benefits that each of our Named Executive Officers would be entitled to receive if his or her employment were terminated by us without cause or if he or she terminates his or her employment with us for good reason within twelve months after a change-in-control of our company, as provided for in his or her executive employment agreement. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to our Named Executive Officers, which would only be known at the time that they become eligible for payment and would only be payable if a change-in-control of our company were to occur. The table below reflects the amount that could be payable under the various arrangements assuming that the change-in-control of our company occurred on December 31, 2009 and the Named Executive Officer's employment was immediately terminated. In order for a Named Executive Officer to be eligible to receive any of the below payments and benefits, he or she must execute a general release of claims against our company, excluding any claims relating to our company's obligations under his or her change-in-control agreement.

Estimated Current Value of Change-in-Control Benefits

Name	Severance Amount(1)	Early Vesting of Stock Options(2)	Early Vesting of Restricted Stock and Restricted Stock Units(3)	Estimated Tax Gross-Up(4)	Other(5)	Total
Gary G. Greenfield	$3,600,000	—	$638,000	—	$48,678	$4,286,678
Ken Sexton	$1,500,000	—	$480,095	—	$48,678	$2,028,773
Kirk E. Arnold	$2,520,000	—	$616,729	$1,317,026	$55,429	$4,509,184
Christopher C. Gahagan	$1,600,000	—	$382,800	—	$48,316	$2,031,116
Martin Vann	$1,477,200	$20,500	$127,600	—	$55,429	$1,680,729

(1)
This amount represents (i) the greater of the Named Executive Officer's (a) base salary on the date of termination or (b) highest annual bonus earned during the prior two years of employment plus (ii) 1.5 times the sum of (a) the Named Executive Officer's base salary on the date of termination and (b) the greater of (x) the Named Executive Officer's highest annual bonus earned during the prior two years of employment or (y) the Named Executive Officer's base salary on the date of termination.

(2)
Upon termination following a change-in-control of our company, all unvested options held by each Named Executive Officer will vest in full. Although our Named Executive Officers would have been entitled to full acceleration of vesting with respect to options that they held on December 31, 2009, no value is reflected in this column except for Mr. Vann because the closing price of our common stock on NASDAQ on December 31, 2009, $12.76, was below the exercise prices of these options for all of our Named Executive Officers except Mr. Vann.

(3)
This amount equals the total number of shares of restricted stock and restricted stock units held by the Named Executive Officer on December 31, 2009 that would have vested in full on December 31, 2009, the assumed date of termination following a change-in-control of our company, multiplied by $12.76, the closing price of our common stock on NASDAQ on December 31, 2009.

(4)
Messrs. Greenfield and Sexton and Ms. Arnold are entitled to certain gross-up payments for certain taxes in the event that any payments made in connection with a change-in-control of our company would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. No amounts are shown for Messrs. Greenfield and Sexton because based on the assumptions used to calculate the gross-up payments for this table, only Ms. Arnold would receive a gross-up payment.

(5)
Includes (i) $30,000 for outplacement services for each Named Executive Officer, and (ii) 18 months of medical benefits continuation for each Named Executive Officer as follows: Mr. Greenfield: $18,678, Mr. Sexton: $18,678, Ms. Arnold: $25,429, Mr. Gahagan: $18,316 and Mr. Vann: $25,429.

Potential Payments Upon Termination Due to Death or Disability

        Upon termination of employment due to death or disability, each Named Executive Officer would be entitled to receive an amount equal to his or her annual base salary in effect on the date of death or disability and an additional twelve months of vesting on all time-based unvested options, restricted stock and restricted stock units. Upon death or disability, each of the following Named Executive Officers would be entitled to receive the following amounts: Mr. Greenfield: $1,219,000, Mr. Sexton: $655,720, Ms. Arnold: $1,002,158, Mr. Gahagan: $495,700, and Mr. Vann: $433,100. These amounts represent the following for each of the Named Executive Officers: (i) his or her annual base salary in effect on the date of death or disability (Mr. Greenfield: $900,000, Mr. Sexton: $375,000, Ms. Arnold: $630,000, Mr. Gahagan: $400,000, and Mr. Vann: $369,300) (this amount is subject to reduction if the Named Executive Officer receives payment under our company's long-term disability plan) plus (ii) the aggregate amount set forth in the second and third columns of the table above entitled Estimated Current Value of Severance Benefits, found in the section above entitled Potential Payments Upon Termination Other Than Following a Change-in-Control representing the value to the Named Executive Officer of twelve months of acceleration of time-based unvested options, restricted stock and restricted stock units.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information with respect to stock options and other equity awards under our equity compensation plans as of December 31, 2009.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders(3)	3,357,930	$19.29	6,339,618(4)
Equity Compensation Plans Not Approved by Security Holders(5)	1,575,847	$26.10	—

Total	4,933,777	$21.87	6,339,618

(1)
Includes only stock options and restricted stock units outstanding under our equity compensation plans, since no warrants or other rights were outstanding as of December 31, 2009.

(2)
The weighted average exercise price of outstanding options does not take into account restricted stock units, which have a de minimis purchase price.

(3)
Includes our 1993 Director Stock Option Plan, as amended; 1994 Stock Option Plan, as amended; Second Amended and Restated 1996 Employee Stock Purchase Plan, as amended; 1997 Stock Incentive Plan, as amended; and Amended and Restated 2005 Stock Incentive Plan.

(4)
Includes 28,308 shares issued in connection with the offering period that ended on January 31, 2010 under our Second Amended and Restated 1996 Employee Stock Purchase Plan, as amended.

(5)
Includes our 1997 Stock Option Plan; 1998 Stock Option Plan; Amended and Restated 1999 Stock Option Plan; 2002 Midiman Inc. Stock Option/Stock Issuance Plan; Sibelius Software Limited Enterprise Management Incentive Scheme; Nonstatutory Stock Option Agreement dated December 19, 2007 entered into with Mr. Greenfield; Nonstatutory Stock Option Agreement dated January 28, 2008 entered into with Mr. Sexton; and Restricted Stock Unit Agreement dated January 28, 2008 entered into with Mr. Sexton.

        The following are summaries of our equity compensation plans that have not been approved by our stockholders:

        1997 Stock Option Plan.    Our 1997 Stock Option Plan was adopted by our board of directors in December 1997 and provides for the grant of non-statutory stock options for up to 1,000,000 shares of common stock. As of December 31, 2009, there were 44,775 shares reserved for issuance upon the exercise of outstanding options granted under this plan. No shares are available for future issuance under the plan.

        1998 Stock Option Plan.    Our 1998 Stock Option Plan was adopted by our board of directors in December 1998 and provides for the grant of non-statutory stock options for up to 1,500,000 shares of common stock. As of December 31, 2009, there were 68,679 shares reserved for issuance upon the exercise of outstanding options granted under this plan. No additional shares will be issued under the plan.

        Amended and Restated 1999 Stock Option Plan.    Our Amended and Restated 1999 Stock Option Plan was adopted by our board of directors in November 1999 and provides for the grant of non-statutory stock options for up to 4,750,000 shares of common stock, of which up to 500,000 shares may be issued as restricted stock. As of December 31, 2009, there were 424,116 shares reserved for issuance upon the exercise of outstanding options granted under this plan. No additional shares will be issued under the plan.

        2002 Midiman, Inc. Stock Option/Stock Issuance Plan.    We assumed our 2002 Midiman, Inc. Stock Option/Stock Issuance Plan in August 2004 in connection with our acquisition of Midiman, Inc. (d/b/a M-Audio). The plan provides for the grant of incentive stock options, non-statutory stock options and restricted stock for up to 864,113 shares of common stock. As of December 31, 2009, there were 23,295 shares reserved for issuance upon the exercise of outstanding options granted under this plan. No additional shares will be issued under the plan.

        Sibelius Software Limited Enterprise Management Incentive Scheme.    We assumed our Sibelius Software Limited Enterprise Management Incentive Scheme in July 2006 in connection with our acquisition of Sibelius Software Limited, or Sibelius. The plan provides for the grant of Qualifying Options under the United Kingdom Finance Act 2000 for up to 24,772 shares of common stock. As of December 31, 2009, there were 1,857 shares reserved for issuance upon exercise of outstanding options. No additional shares will be issued under the plan.

        Nonstatutory Stock Option Agreement dated December 19, 2007 with Mr. Greenfield.    The Nonstatutory Stock Option Agreement was approved by our board of directors and entered into with Mr. Greenfield on December 19, 2007 as an inducement award pursuant to an exemption from NASDAQ's stockholder approval requirements. The agreement grants Mr. Greenfield an option to purchase 725,000 shares of common stock. As of December 31, 2009, there were 725,000 shares reserved for issuance upon exercise of the option.

        Nonstatutory Stock Option Agreement dated January 28, 2008 with Mr. Sexton.    The Nonstatutory Stock Option Agreement was approved by our board of directors and entered into with Mr. Sexton on January 28, 2008 as an inducement award pursuant to an exemption from NASDAQ's stockholder approval requirements. The agreement grants Mr. Sexton an option to purchase 260,000 shares of common stock. As of December 31, 2009, there were 260,000 shares reserved for issuance upon exercise of the option.

        Restricted Stock Unit Award Agreement dated January 28, 2008 with Mr. Sexton.    The Restricted Stock Unit Award Agreement was approved by our board of directors and entered into with Mr. Sexton on

January 28, 2008 as an inducement award pursuant to an exemption from NASDAQ's stockholder approval requirements. The agreement grants Mr. Sexton 50,000 restricted stock units. As of December 31, 2009, there were 28,125 shares reserved for issuance upon vesting of the restricted stock units.

Description of Terms of Plans Not Approved by Stockholders

        The 1997, 1998 and 1999 plans, and the 2002 Midiman plan contain provisions addressing the consequences of a change-in-control of our company. If our company undergoes a change-in-control, we must provide that all outstanding options are either assumed or substituted for by the acquiring or succeeding corporation. If the acquiring or succeeding corporation does not assume or substitute for the outstanding options, then our board of directors must either cash out or accelerate the options to make them fully exercisable prior to the change-in-control.

        Under the Sibelius Software Limited Enterprise Management Incentive Scheme, if our company undergoes a change-in-control, outstanding options thereunder must be exercised within 40 days of the change-in-control.

        Mr. Greenfield's Nonstatutory Stock Option Agreement provides that the 725,000 shares subject to the option have an exercise price of $25.42 per share and will vest as follows: 100,000 shares will vest in equal 6.25% installments every three months beginning on March 19, 2008, 300,000 shares will vest pursuant to a performance-based schedule tied to our stock price, and 325,000 shares will vest pursuant to a performance-based schedule tied to both our stock price and our annual return on equity. Mr. Sexton's Nonstatutory Stock Option Agreement provides that the 260,000 shares subject to the option have an exercise price of $26.15 per share and will vest as follows: 50,000 shares will vest in equal 6.25% installments every three months beginning on April 28, 2008, 100,000 shares will vest pursuant to a performance-based schedule tied to our stock price, and 110,000 shares will vest pursuant to a performance-based schedule tied to both our stock price and our annual return on equity. Mr. Sexton's Restricted Stock Unit Award Agreement provides that the 50,000 restricted stock units will vest in equal 6.25% installments every three months beginning on April 28, 2008. In the event of any stock split or other similar change in capitalization or event, our board of directors may adjust, as it determines appropriate, the number and class of securities subject to Mr. Greenfield's and Mr. Sexton's awards. In connection with a reorganization event, our board of directors may take any one or more of the following actions with respect to the awards:

  •
  provide that the awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation;

  •
  provide that the unexercised portion of any option will terminate immediately prior to the consummation of the reorganization event unless exercised by Mr. Greenfield or Mr. Sexton, as applicable, within a specified period;

  •
  provide that the awards will become exercisable, realizable or deliverable, or restrictions applicable to the awards will lapse, in whole or in part prior to or upon the reorganization event;

  •
  in the event of a reorganization event under the terms of which stockholders will receive upon consummation of that event a cash payment, which we refer to as the acquisition price, for each share surrendered, make or provide for a cash payment to Mr. Greenfield or Mr. Sexton, as applicable, equal to the acquisition price times the number of shares of common stock subject to the awards minus, if applicable, the aggregate exercise price of the awards, in exchange for the termination of the awards;

  •
  provide that, in connection with the liquidation or dissolution of our company, the awards will convert into the right to receive liquidation proceeds, if applicable, net of the aggregate exercise price; or

  •
  any combination of the foregoing.

In the first quarter of 2010, the compensation committee modified the vesting terms of the performance-based options tied solely to our stock price that were granted to Messrs. Greenfield and Sexton as described above. Please see a summary of these modifications in the section of our Compensation Discussion and Analysis entitled Long-Term Equity Incentive Compensation.

ACCOUNTING MATTERS

Independent Registered Public Accounting Firm Fees

        The following table summarizes the aggregate fees and related expenses paid by us to Ernst & Young LLP for professional services rendered for the fiscal years ended December 31, 2009 and 2008:

	2009	2008
	(in thousands)
Audit Fees	$3,496	$3,999
Audit-Related Fees	—	—
Tax Fees	$ 103	$ 223
All Other Fees	—	—

Total	$3,599	$4,222

        Audit Fees.    The audit fees listed for 2009 and 2008 were for professional services rendered in connection with the audits of the consolidated financial statements included in our Annual Report on Form 10-K for each year, audits of our internal control over financial reporting as of each year-end, reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, statutory and subsidiary audits, issuance of consents, and assistance with the review of documents filed with the SEC. All of these services were approved by our audit committee.

        Tax Fees.    The tax fees listed for 2009 and 2008 were for services related to tax compliance, tax advice and tax planning services. Tax compliance services include primarily the preparation or review of original and amended tax returns. Tax advice and tax planning services relate to tax advice concerning mergers and acquisitions, a U.S. research tax credit study, legal entity restructuring, consultations regarding transfer pricing, tax assistance provided to expatriate employees and other general tax advice. All of these services were approved by our audit committee.

Pre-Approval Policy and Procedures

        Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm, Ernst & Young LLP. These policies generally provide that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee. Any pre-approved audit or non-audit services are detailed as to the particular type of services to be provided and are generally subject to a maximum dollar amount.

AUDIT COMMITTEE REPORT

        The audit committee assists the company's board of directors in its oversight of the company's financial reporting process. The audit committee's responsibilities are more fully described in its charter, which can be accessed from the corporate governance page in the investor relations section of the company's website at www.avid.com.

        The audit committee has reviewed the company's audited consolidated financial statements for the fiscal year ended December 31, 2009 and has discussed these consolidated financial statements with management. The company's management is responsible for internal controls and the financial reporting process. The company's internal auditor is responsible for providing independent, objective reports to the audit committee on whether the company's internal control processes, business risk-management approach and governance processes are operating as intended. The company's independent registered public accounting firm is responsible for performing an independent audit of (i) the company's consolidated financial statements and (ii) the company's internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), and for issuing a report thereon.

        The audit committee reviewed and discussed with the independent registered public accounting firm the audited consolidated financial statements for the fiscal year ended December 31, 2009 and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Col. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        The independent registered public accounting firm provided the audit committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the committee has discussed with the independent registered public accounting firm its independence from the company.

        Based on its discussions with the company's management and the independent registered public accounting firm, as well as its review of the representations and information provided by management and the independent registered public accounting firm, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2009.

AUDIT COMMITTEE
George H. Billings, Chair Elizabeth M. Daley David B. Mullen

PROPOSAL 1—ELECTION OF DIRECTORS

Proposal Summary

        Our board of directors is divided into three classes, designated as Class I, Class II and Class III Directors, with one class elected each year. Members of each class hold office for a three-year term. Our board of directors currently consists of nine members, three of whom are Class I Directors, three of whom are Class II Directors and three of whom are Class III Directors. Each of our Class II Directors, Robert M. Bakish, Gary G. Greenfield and Louis Hernandez, Jr., has been nominated by our board of directors for re-election at our annual meeting this year for terms expiring at our 2013 annual meeting.

        Each nominee has indicated his willingness to serve if elected, but if any of the nominees should be unable or unwilling to serve, proxies may be voted for substitute nominee(s) designated by our board of directors.

Board Recommendation

        Our board of directors recommends that our stockholders vote FOR the election of Mr. Bakish, Mr. Greenfield and Mr. Hernandez.

 PROPOSAL 2—RATIFICATION OF THE SELECTION OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Proposal Summary

        Our audit committee has selected Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year. Ernst & Young LLP has served as our independent registered public accounting firm since March 2006. We are asking stockholders to ratify our audit committee's selection. Although stockholder ratification of the selection of Ernst & Young LLP is not required by law, our board of directors believes that it is advisable to give our stockholders the opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our audit committee will reconsider the selection of Ernst & Young LLP for the ensuing fiscal year. Even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our company's and our stockholders' best interests.

        Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from our stockholders.

Board Recommendation

        Our board of directors recommends that our stockholders vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.

 COMMUNICATING WITH OUR BOARD OF DIRECTORS

        Our board of directors will give appropriate attention to written communications that are submitted by our stockholders, and will respond if and as appropriate. Our Chairman and our independent Lead Director, with the assistance of our General Counsel, are primarily responsible for communications with stockholders and for providing copies or summaries of those communications to the other directors. Stockholders who wish to send communications to our board of directors should address those communications to the Board of Directors, Avid, c/o Corporate Secretary, One Park West, Tewksbury, Massachusetts 01876, or by email to Avid.Secretary@avid.com.

                        By Order of our Board of Directors,

                        Paige Parisi
                         Corporate Secretary

                        Tewksbury, Massachusetts
                        March 25, 2010

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date AVID TECHNOLOGY, INC. M21923-P89162 For Against Abstain AVID TECHNOLOGY, INC. C/O PROXY SERVICES P.O. BOX 9112 FARMINGDALE, NY 11735 For Against Abstain 2. To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the current fiscal year. NOTE: If any other matters properly come before the meeting, the persons named by Avid as proxies herein will vote in their discretion. For address changes and/or comments, please check this box and write them on the back where indicated. 0 0 0 0 0 0 0 0 0 0 0 0 0 Vote on Directors 1a. Robert M. Bakish 1. To elect all of the nominees listed below as Class II Directors to serve for three-year terms. Nominees: Vote on Proposal VOTE IN PERSON If you attend Avid Technology, Inc.'s 2010 Annual Meeting of Stockholders, you may vote in person. You will need to request a ballot at the annual meeting. If you are a beneficial owner, in order to vote in person at the annual meeting, you must obtain a legal proxy from the stockholder of record that authorizes you to do so. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on May 3, 2010. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving or accessing all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. The Board of Directors recommends you vote FOR each of the following nominees: 1b. Gary G. Greenfield 1c. Louis Hernandez, Jr. The Board of Directors recommends you vote FOR the following proposal: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Please date the proxy card. Please indicate if you plan to attend this meeting. 0 0 Yes No

Address changes/comments: ________________________________________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any address changes and/or comments above, please mark corresponding box on the reverse side.) 2010 Annual Meeting of Stockholders May 4, 2010 This proxy is solicited on behalf of the Board of Directors The undersigned hereby appoints Gary G. Greenfield, Paige Parisi and Ken Sexton, and each of them individually, with full power of substitution, as proxies to represent and vote all shares of stock that the undersigned would be entitled to vote, if personally present, at the 2010 Annual Meeting of Stockholders of Avid Technology, Inc. to be held at 776 Boylston Street, Boston, Massachusetts 02199, on Tuesday, May 4, 2010 at 8:00 a.m., EDT, and at any adjournments or postponements of the annual meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES AND FOR THE PROPOSAL LISTED ON THE REVERSE SIDE. IF YOU ELECT TO VOTE BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com. Continued and to be signed on reverse side M21924-P89162